Exhibit 99.25

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

MEDIASET ESPAÑA COMUNICACIÓN,

S.A. AND SUBSIDIARIES

Consolidated Financial Statements for the year ended December 31, 2016, prepared in accordance with International Financial Reporting Standards (IFRS-EU)
as adopted by the European Union, and Consolidated Management Report

CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

Consolidated statements of financial position at December 31, 2016 and December 31, 2015	3

Consolidated separate income statement at December 31, 2016 and December 31, 2015	5

Consolidated statement of comprehensive income at December 31, 2016 and December 31, 2015	6

Consolidated statement of changes in equity at December 31, 2016 and December 31, 2015	7

Consolidated statement of cash flow at December 31, 2016 and December 31, 2015	8

Notes to the consolidated financial statements at December 31, 2015	9

Management report for the year ended December 31, 2016	77

Annual corporate governance report	94

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION AT DECEMBER 31, 2016 AND DECEMBER 31, 2015 (Expressed in thousand of euros)

ASSETS	12/31/2016	12/31/2015

NON-CURRENT ASSETS

Property, plant, and equipment (Note 6)	57,644	54,449

Intangible assets (Note 7)	202,213	208,841

Audiovisual property rights (Note 8)	171,903	201,244

Goodwill (Note 9)	288,124	288,124

Equity method investments (Note 10)	16,245	14,882

Non-current financial assets (Note 11)	16,690	14,813

Deferred tax assets (Note 20.5)	112,953	134,507

Total non-current assets	865,772	916,860

CURRENT ASSETS

Inventories	6,732	6,575

Accounts receivable	229,733	243,471
Trade receivables for sales and services (Note 13.2)	213,882	224,732
Trade receivables from related parties (Note 13.2)	1,387	1,089
Sundry receivables (Note 13.2)	53	453
Employee receivables (Note 13.2)	57	133
Other receivable from public authorities (Note 20.3)	799	7,640
Income tax current assets (Note 20.3)	13,555	9,424

Other current assets (Note 12)	6,573	6,823

Other current financial assets (Note 13.2)	3,103	1,019

Cash and cash equivalents (Note 14)	190,790	211,397

Total current assets	436,931	469,285

TOTAL ASSETS	1,302,703	1,386,145

The accompanying Notes 1 to 26 are an integral part of this consolidated financial statement at December 31, 2016

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION AT DECEMBER 31, 2016 AND DECEMBER 31, 2015 (Expressed in thousand of euros)

EQUITY AND LIABILITIES	12/31/2016	12/31/2015

EQUITY (Note 15)

Share capital	168,359	183,088
Share premium	409,040	697,597
Share-based payment reserves	—	353
Other reserves	226,998	229,367
Treasury shares	—	(214,838)
Profit for the year attributable to the parent	170,997	166,167
Total equity of the parent	975,394	1,061,734

Non-controlling interests	7,897	8,169

Total equity	983,291	1,069,903

NON-CURRENT LIABILITIES

Non-current provisions (Note 16)	9,151	10,386
Borrowings from related parties (Note 17)	7,549	—
Borrowings from third parties (Note 18)	6,105	7,380
Other non-current liabilities (Note 13.2)	67	324
Deferred tax liabilities (Note 20.5)	11,784	8,316

Total non-current liabilities	34,656	26,406

CURRENT LIABILITIES

Payable to related parties (Note 13.2)	22,124	25,034
Accounts payable for purchases and services (Note 13.2)	121,366	110,869
Accounts payable for audiovisual property rights (Note 13.2)	62,862	71,657
Other non-trade payables	38,402	41,918
Bank borrowings (Note 13.2)	924	478
Borrowings from third parties (Note 18)	1,238	1,061
Payables to public authorities (Note 20.3)	20,809	22,508
Payables for non-current asset acquisitions (Note 13.2)	3,358	6,058
Remuneration payable (Note 13.2)	11,796	11,414
Other borrowings (Note 13.2)	277	399
Current provisions (Note 19)	35,771	34,937
Other current liabilities	4,231	5,421
Total current liabilities	284,756	289,836

TOTAL EQUITY AND LIABILITIES	1,302,703	1,386,145

The accompanying Notes 1 to 26 are an integral part of this consolidated financial statement at December 31, 2016

CONSOLIDATED SEPARATE INCOME STATEMENT AT DECEMBER 31, 2016 AND DECEMBER 31, 2015 (Expressed in thousand of euros)

	12/31/2016	12/31/2015
INCOME

Revenue (Note 23.1)	985,038	957,891
Sales	973,479	944,369
Discount and volume rebates	(36,019)	(35,302)
Revenue from the rendering of services	47,578	48,824

Other operating income	6,945	14,040
Total operating income	991,983	971,931

EXPENSES

Decrease in inventories of finished goods and work in progress	(164)	(4,832)
Procurements	240,917	236,276
Staff costs (Note 23.2)	105,872	105,041
Amortization of audiovisual property rights (Note 8)	205,455	205,156
Depreciation and amortization charge (Note 6 and 7)	17,924	17,099
Change in operating provisions (Note 23.3)	(5,999)	388
Other expenses (Note 23.4)	203,543	207,619
Total operating expenses	767,548	766,747

Profit from operations	224,435	205,184

Net finance income/(expense) (Note 23.6)	(460)	(805)

Exchange differences (Note 23.7)	354	860

Result of companies accounted for using the equity method (Note 10)	3,117	(313)

Sale/Impairment losses of other financial assets	(4,018)	(1,389)
	2,387	15,603
Gains (losses) on disposals of non-current assets available for sale

Profit before tax	225,815	219,140

Income tax (Note 20.4)	55,090	53,187

Profit for the year	170,725	165,953

Attributable to:
Shareholders of the parent	170,997	166,167
Non-controlling interests	(272)	(213)

Earnings per share (Note 25.1)	0.52	0.48
Diluted earnings per share (Note 25.2)	0.52	0.48

The accompanying Notes 1 to 26 are an integral part of this consolidated financial statement at December 31, 2016

ESTADO DEL RESULTADO GLOBAL CONSOLIDADO CORRESPONDIENTE A LOS EJERCICIOS ANUALES TERMINADOS EL 31 DE DICIEMBRE DE 2016 Y 2015 (Expressed in thousand of euros)

	12/31/2016	12/31/2015

PROFIT FOR THE YEAR	170,725	165,953

Income and expense recognized directly in equity to later be recycled to the income statement	—	(3,911)

- Valuation adjustments - Available-for-sale assets (Note 13)	—	(3,911)

Income and expense recognized directly in equity which later will not be recycled to the income statement	—	—

TOTAL PROFIT FOR THE YEAR	170,725	162,043

Attributable to:
Shareholders of the parent	170,997	162,256
Non-controlling interests	(272)	(213)

The accompanying Notes 1 to 26 are an integral part of this consolidated financial statement at December 31, 2016

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY AT DECEMBER 31, 2016 AND DECEMBER 31, 2015

(Expressed in thousand of euros)

				Other reserves							Non-
	Share capital (Note 15.1)	Share premium (Note 15.2)	Legal reserve (Note 15.3)	Share-based payment reserve	Other reserves	Total other reserves	Treasury shares (Note 15.5)	Valuation adjustments	Profit for the year	Total equity of the parent	controlling Interest (Note 15.6)	Total

Balance at 12/31/2015	183,088	697,597	40,686	353	188,681	189,034	(214,838)	—	166,167	1,061,734	8,169	1,069,903
Components of other comprehensive income	—	—	—	—	—	—	—	—	—		—
Profit (Loss) for the year	—	—	—	—	—	—	—	—	170,997	170,997	(272)	170,725
Total comprehensive income for the year	—	—	—	—	—	—	—		170,997	170,997	(272)	170,725
Distribution of profit for the year	—	—	—	—	166,167	166,167	—	—	(166,167)	—	—	—
Dividend paid	—	—	—	—	(167,404)	(167,404)	—	—	—	(167,404)	—	(167,404)
Capital reduction	(14,729)	(288,557)	—	—	—	—	303,286	—	—	—	—	—
Operations with treasury shares	—	—	—	—	—	—	(91,413)	—	—	(91,413)	—	(91,413)
Share based payment	—	—	—	(353)	(971)	(1,324)	2,965	—	—	1,641	—	1,641
Other changes	—	—	(7,014)	—	6,853	6,853	—	—	—	(161)	—	(161)
Balance at 12/31/2016	168,359	409,040	33,672	—	193,326	193,326	—	—	170,997	975,394	7,897	983,291

Balance at 12/31/2014	203,431	1,064,247	40,686	11,138	169,571	180,709	(371,373)	3,911	59,492	1,181,103	8,303	1,189,406
Components of other comprehensive income	—	—	—	—	—	—	—	(3,911)	—	(3,911)	—	(3,911)
Profit (Loss) for the year	—	—	—	—	—	—	—	—	166,167	166,167	(213)	165,953
Total comprehensive income for the year	—	—	—	—	—	—	—	(3,911)	166,167	162,256	(213)	162,043
Distribution of profit for the year	—	—	—	—	59,492	59,492	—	—	(59,492)	—	—	—
Dividend paid	—	—	—	—	(47,541)	(47,541)	—	—	—	(47,541)	—	(47,541)
Capital reduction	(20,343)	(366,650)	—	—	—	—	386,993	—	—	—	—	—
Operations with treasury shares	—	—	—	—	—	—	(238,396)	—	—	(238,396)	—	(238,396)
Share based payment	—	—	—	(10,785)	7,664	(3,121)	7,938	—	—	4,817	—	4,817
Other changes	—	—	—	—	(505)	(505)	—	—	—	(505)	79	(426)
Balance at 12/31/2015	183,088	697,597	40,686	353	188,681	189,034	(214,838)	—	166,167	1,061,734	8,169	1,069,903

The accompanying Notes 1 to 26 are an integral part of this consolidated financial statement at December 31, 2016

AND DECEMBER 31, 2015CONSOLIDATED STATEMENT OF CASH FLOW AT DECEMBER 31, 2016

(Expressed in thousand of euros)

	12/31/2016	12/31/2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net profit before tax	225,815	219,140
Adjustment for:
Amortization of audiovisual property rights (Note 8)	205,455	205,156
Depreciation and amortization charge (Note 6 and 7)	17,924	17,099
Result of companies accounted for using the equity method (Note 10)	(3,117)	313
Change in provisions for bad debt	(5,999)	47
Change in provisions for contingencies and charges	1,732	3,594
Net finance expense (Note 24.6)	460	805
Net exchange differences (Note 24.7)	(354)	(860)
Disposals of other assets	921	369
Impairment of other financial assets	4,018	1,389
Gains (losses) on disposal of financial assets	(2,387)	(15,603)
Profits from operations before changes in working capital	444,468	431,449
Change in operating assets and liabilities net of the impact of acquisition of new investments
Inventories	(157)	(4,965)
Accounts receivable	16,718	(22,051)
Other current assets	7,567	8,525
Accounts payable	17,662	6,746
Other current liabilities	(2,886)	(5,591)
Change in provisions	834	3,369
Cash flows from operating activities	484,206	417,482
Taxes paid at sources	(33,675)	(19,447)
Other payments/collections	(2,967)	(2,789)
Net cash flows from operating activities (A)	447,564	395,246

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in property, plant, and equipment (Note 6)	(13,995)	(11,031)
Investments in audiovisual property rights	(185,749)	(174,083)
Disposals of audiovisual property rights	—	427
Investments in intangible assets (Note 7)	(3,275)	(1,978)
Investments/Disposals of non-current financial assets	(5,744)	(9,414)
Investments/Disposals in associates	1,575	—
Investment in other financial assets	—	11,234
Investments in other current and non-current financial assets	(2,084)	290
Non-current assets held for sale (Note 13)	—	7,933
Dividend received	2,566	2,096
Interest received	484	494
Net cash flows from investing activities (B)	(206,222)	(174,032)
CASH FLOW USED IN FINANCING ACTIVITIES
Long term financing	—	(1,039)
Interest paid	(1,258)	(2,582)
Dividend paid (Note 15.2)	(167,404)	(47,541)
Short term financing	(3,178)	—
Acquisition of own equity instruments	(91,396)	(238,586)
Disposal of own equity instruments	1,641	5,009
Net cash flows used in financing activities (C)	(261,595)	(284,739)
NET INCREASE/DECREASE IN CASH AND CASH EQUIVALENTS [D=A+B+C]	(20,253)	(63,525)
Net foreign exchange difference	(354)	(860)
Net change in cash and cash equivalents	(20,607)	(64,385)
Cash and cash equivalents at beginning of the year (Note 14)	211,397	275,782
Cash and cash equivalents at end of the year (Note 14)	190,790	211,397

The accompanying Notes 1 to 26 are an integral part of this consolidated financial statement at December 31, 2016

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2016

(Expressed in thousand of euros)

1. Corporate purpose of the Mediaset España Comunicación, S.A. Group companies

MEDIASET ESPAÑA COMUNICACIÓN, S.A. - PARENT

Mediaset España Comunicación, S.A. (“the Company” or “the parent”) domiciled at the Carretera de Fuencarral to Alcobendas, n° 4, 28049 Madrid, was incorporated in Madrid on March 10, 1989.

The Company is devoted to the indirect management of Servicio Público de Televisión, and at December 31, 2016, operates seven different TV channels: Telecinco, Factoría de Ficción, Boing, Cuatro, Divinity, Energy and Be Mad. The licenses to operate these channels were granted as follows:

•                  Based on the terms of the concession granted by the government as per the General Communications Secretary’s resolution of August 28, 1989, and a concession contract ratified by public deed on October 3, 1989, as well as the transactions resulting from these arrangements.

•                  This agreement was renewed for ten years from April 3, 2000 by virtue of a Council of Ministers’ resolution dated March 10, 2000.

•                  A Council of Ministers’ resolution of November 25, 2005 extended this concession agreement as well as those of other national concessionaires to include three DTT (digital terrestrial television) channels.

•                  A Council of Ministers’ resolution of March 26, 2010 renewed this concession for an additional ten years. The Company has made all the investments required to start digital transmissions pursuant to Royal Decree 2169/1998, of October 9, which approved the Spanish National Technical Plan for Digital Terrestrial TV. Without prejudice to the above and in conformity with Transitional Provision Two of Audiovisual Law, on May 3, 2010, the Company requested that the concession be changed to a license to offer an audiovisual communication service. Under the Council of Ministers’ resolution of June 11, 2010, the concession became a 15-year license to offer an audiovisual communication service. This license is automatically renewable for the same period provided the Company meets the requirements of Article 28 of the Audiovisual Law 7/2010, of March 31.

•                  Since the analogical blackout on April 3, 2010 (when analogical broadcasts ended), and by virtue of Additional Provision Three of Royal Decree 944/2005 on May 4, 2010, the Company has access to a multiple digital license with national coverage, which increased the channels it managed to four.

•                  Following the acquisition of Sogecuatro, S.A. in 2010, the Company obtained Cuatro’s multiplex licenses (Cuatro and three more channels).

•                  On May 6, 2014, the digital channels La Siete and Nueve ceased broadcasting in compliance with the sentence handed down by the Third Chamber of the Supreme Court, as decided at a Council of Ministers meeting held March 22, 2013.

•                  Based on an agreement reached by the Council of Ministers on October 16, 2015, the Company was granted a 15-year license to operate a new high-definition TDT channel, which may be extended in accordance with the terms stipulated by Audiovisual Law. This channel, Be Mad, commenced live broadcasting on April 21, 2016, within the legally-established period set forth in the license concession agreement tender document.

•                  Per Article 4 of its bylaws, the Company was incorporated for an indefinite period.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

•                  The Company was admitted for listing on the Stock Exchange on June 24, 2004, and its shares are traded on the Madrid, Barcelona, Bilbao, and Valencia Stock Exchanges. The shares were included in the IBEX-35 index on January 3, 2005.

•                  The Group’s main business activity is selling advertising on the TV channels it operates as a concessionaire, as well as similar, complementary, and related activities such as:

• Audiovisual production

• News agency

• Advertising promotion

• Online gaming

•                  The Company is head of a Group of subsidiaries making up the Mediaset España Comunicación Group. Consequently, Mediaset España Comunicación, S.A. is required to prepare, in addition to its individual financial statements, consolidated financial statements for the Group. The consolidated Group companies are as follows:

Fully consolidated companies	Country	2016	2015
Grupo Editorial Tele 5, S.A.U.	Spain	100%	100%
Telecinco Cinema, S.A.U.	Spain	100%	100%
Publiespaña, S.A.U.	Spain	100%	100%
Conecta 5 Telecinco, S.A.U.	Spain	100%	100%
Mediacinco Cartera, S.L.	Spain	75%	75%
Publimedia Gestión, S.A.U. (1)	Spain	100%	100%
Advertisement 4 Adventure, S.L.U. (Previously Sogecable Media, S.L.U.)	Spain	100%	100%
Sogecable Editorial, S.A.U.	Spain	100%	100%
Premiere Megaplex, S.A.U.	Spain	100%	100%
Integración Transmedia, S.A.U	Spain	100%	100	% (1)
Netsonic, S.L. (1)	Spain	69.86%	69.86%

Companies accounted for using the equity method	Country	2016	2015
Pegaso Televisión, Inc.	USA	43.7%	43.7%
Producciones Mandarina, S.L.	Spain	30%	30%
La Fábrica de la Tele, S.L.	Spain	30%	30%
Furia de Titanes II, A.I.E. (3)	Spain	34%	34%
Megamedia Televisión, S.L. (2)	Spain	30%	30%
Supersport Televisión, S.L.	Spain	30%	30%
Emissions Digitals de Catalunya, S.A.	Spain	34.66%	40%
AUNIA Publicidad Interactiva, S.L.U (1)	Spain	50%	—

(1)         The ownership interest in these companies is held through Publiespaña, S.A.U.

(2)         The ownership interest in this company is held through Conecta 5 Telecinco, S.A.U.

(3)         The ownership interest in this A.I.E. is held through Telecinco Cinema, S.A.U.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

Changes in consolidation scope in 2016

•                  On March 4, 2016, the Group acquired 50% of AUNIA Publicidad Interactiva, S.L.U.

•                  On October 25, 2016, the capital increase in Emissions Digitals de Catalunya, S.A. was filed with the Barcelona Mercantile Registry; the Group contributed 811 thousand euros. As this contribution was in proportional terms less than that of the remaining shareholders, the percentage of ownership changed from 40% to 34.66%.

Changes in the consolidation scope during the year ended December 31, 2015

•                  On March 9, 2015, sale of the investment in Editora Digital de Medios, S.L.

•                  On June 3, 2015, sale of the investment in 60 DB Entertainment, S.L.

•                  On June 19, 2015, sale of the investment in BigBang Media, S.L.

•                  On May 27, 2015, the acquisition of 40% of Emissions Digitals de Catalunya, S.A.

•                  In 2016, the Group increased its investment in Netsonic, S.L. to 69.86% to thereby take control of the company.

This investment was made for 1,700 thousand euros. The business combination had no significant effect on these consolidated financial statements, and as indicated by applicable legislation, generated goodwill in the amount of 767 thousand euros.

SUBSIDIARIES

Subsidiaries are defined as companies over which the parent has the capacity to exercise effective control (See Note 4.1).

1. Fully consolidated companies (wholly-owned by Mediaset España Comunicación S.A.)

Grupo Editorial Tele 5, S.A.U.

Grupo Editorial Tele 5, S.A.U. was incorporated in Madrid on July 10, 1991, and its registered office is at Carretera de Fuencarral a Alcobendas, n° 4, Madrid.

Its company objective is to carry on, inter alia, the following activities which are complementary to operating a television channel: the acquisition and exploitation of phonogram and audiovisual recording rights, artistic representation, the promotion of events and the publishing, production, distribution, and marketing of publications and graphic materials.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

Telecinco Cinema S.A.U.

Digitel 5, S.A.U. was incorporated in Madrid on September 23, 1996. Its registered office is in Madrid, at Carretera de Fuencarral a Alcobendas, n° 4.

In November 1999, the change of its corporate name from Digitel 5, S.A.U. to Estudios Picasso Fábrica de Ficción, S.A.U. was registered at the Mercantile Registry.

In May 2007, the change of its corporate name to Producciones Cinematogrdficas Telecinco, S.A.U. was registered at the Mercantile Registry.

In November 2007, the change of its corporate name to Telecinco Cinema, S.A.U. was registered at the Mercantile Registry.

The company object includes mainly, although not exclusively, the provision of television broadcasting services through digital technology, research, development and commercialization of new technologies related to telecommunications; any activity that might be required for television broadcasting, intermediation in the markets for audiovisual rights; organization, production, and broadcasting of shows or events of any kind.

Publiespaña, S.A.U.

Publiespaña, S.A.U. was incorporated on November 3, 1988. Its registered office is at Carretera de Fuencarral a Alcobendas, n° 4, Madrid.

The company’s objects are as follows:

a)   The performance and execution of advertising projects, and all manner of work relating to the commissioning, intermediation, and dissemination of advertising messages in all possible forms, by means of any manner of broadcasting or communications media.

b)   The performance of activities relating directly or indirectly to marketing, merchandising, telesales, and any other commercial activity.

c)    The organization and production of cultural, sports, musical or any other event, and the acquisition and exploitation, by any means, of all manner of rights relating thereto.

d)   The provision of advisory analysis and management services, using any procedure relating to the aforementioned activities.

e)    These activities may be performed fully or partially indirectly by the company, through equity investments in other companies with a similar object.

Conecta 5 Telecinco, S.A.U.

Europortal, S.A. was incorporated on September 6, 1999. On October 14, 1999, the company changed its name to Europortal Jumpy, S.A. Its registered office is at Carretera de Fuencarral a Alcobendas, n° 4, Madrid.

On November 5, 2007, its name was changed to Conecta 5 Telecinco, S.A.U.

Its company objective is the exploitation of audiovisual content on the Internet.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

Mediacinco Cartera, S.L. (75% owned)

Mediacinco Cartera, S.L. was incorporated on April 13, 2007. Its registered office is in Madrid, at Carretera de Fuencarral a Alcobendas, n° 4.

Its company objectives are:

a)   The investment through acquisition, subscription, assumption, disbursement, ownership, transfer, disposal, contribution, and charging of Marketable Securities, including shares and other equity investments in companies and joint property entities, company subscription rights, exchangeable and non-exchangeable debentures, commercial bonds, “rights” bonds, fixed-income, and equity securities, irrespective of whether or not they are on the official stock exchanges and government debt securities, including treasury bills and promissory notes, bills of exchange, and certificates of deposit, all in accordance with the applicable legislation.

b)   The provision of accounting, financial, tax, civil law, corporate law, labor law, and administrative law administration, management and advisory services to other companies in which it has direct or indirect ownership interests.

This company currently has no activity.

Advertisement 4 Adventure, S.L.U. (previously Sogecable Media, S.L.U.)

Sogecable Media, S.L.0 was incorporated on October 10, 2005 to manage the sale of advertising through CUATRO’s audiovisual media, Prisa TV’s theme channels on DIGITAL+ and the DIGITAL+ magazine. Its registered office is at Carretera de Fuencarral a Alcobendas, n° 4.

On October 2, 2015 Sogecable Media, S.L.U. changed its name to Advertisement 4 Adventure, S.L.U.; it is currently engaged in acquiring, subscribing, holding, administering, and selling fixed-income and equity securities, in all types of civil and mercantile, industrial, commercial, national, or foreign companies.

Sogecable Editorial, S.A.U.

Sogecable Editorial, S.A.U.’s registered office is at Carretera de Fuencarral a Alcobendas, n° 4.

The company’s objective includes the following activities, which are complementary to operating a television channel:

a)   the acquisition and exploitation of sound and audiovisual recording rights,

b)   the representation of artists,

c)    the promotion of shows and the edition, production, distribution, and marketing of publications and graphic material.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

Premiere Megaplex, S.A.U.

Premiere Megaplex, S.A.U.’s registered office is at Carretera de Fuencarral a Alcobendas, n° 4.

The Company is engaged in:

Activities related to gambling and betting, e.g. the organization, sale and operation of games, bets, raffles, contests, et al in which amounts of money or other financial consideration is at stake and whose outcome is uncertain, irrespective of players’ skills, as well as activities that are exclusive to or sponsored by such activities. These activities are governed by Law 13/2011, of May 27, on the regulation of gambling.

Integración Transmedia, S.A.U.

Transmedia, S.A.U.’s registered office is Carretera de Fuencarral a Alcobendas, n° 4.

The Company’s main activity is the creation and execution of advertising projects as well as tasks related to contracting, intermediation, and distribution of advertising messages in any and all possible formats, through any and all dissemination methods or networks.

This Company is not currently active.

2. Fully consolidated companies (wholly-owned by Publiespaña S.A.U.)

Publimedia Gestión, S.A.U.

Publimedia Gestión, S.A.U. was incorporated in Madrid on November 23, 1999. The Company’s registered office is Carretera de Fuencarral a Alcobendas, n° 4. It does business all across Spain through its Madrid office.

The Company’s main activity is the sale of advertising or social communication projects.

Netsonic, S.L.

Netsonic, S.L. is based in Barcelona on Gran Via de las Corts Catalanes, 630, 4a planta.

It is devoted to the creation of an online video advertising platform grouping Latin American channels, including international media groups with Latam audiences as well as those specifically aimed at Latam viewers.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

ASSOCIATES OF MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Associates are companies over which the Company is in a position to exercise significant influence, which is presumed to exist when an investment of at least 20% is held, but not control or joint control.

1. Direct ownership through Mediaset España Comunicación, S.A..

Company	2016	2015	Line of business
Pegaso Televisión Inc. 1401 Brickell Avenue - Ste 500 Miami, Florida	43.7%	43.7%	Channeling of the investment in Caribevisión Network, a TV broadcaster on the east coast of the US and in Puerto Rico
Emissions Digitals de Catalunya, S.A. Avda Diagonal, 477 08021 Barcelona	34.66%	40%

Promotion, production, operation, and management of all types of activities related to TV broadcasting, on its own behalf or on behalf of third parties, including the indirect management of the public services of digital terrestrial channels.

Producciones Mandarina, S.L. C/ María Tubau, 3 28050 Madrid	30%	30%	Creation, development, production, and commercial exploitation of audiovisual content
La Fábrica de la Tele, S.L. C/ Frómista, 5 28050 Madrid	30%	30%	Creation, development, production, and commercial exploitation of audiovisual content
Supersport Televisión, S.L. C/ María Tubau, 5-4[a] Planta 28050 Madrid	30%	30%	Production of news programs, especially those which are sports-related.

2. Indirect ownership through Telecinco Cinema, S.A.U.

Company	2016	2015	Line of business
Agrupación de Interés Económico Furia de Titanes II, A.I.E. C/ Teobaldo Power, 2-3°D Santa Cruz de Tenerife	34%	34%

Proprietary and third-party presentation of telecommunication services in all forms and formats, known or unknown, in accordance with legal regulations, and all types of participation in the creation, production, distribution, and all other operation of audiovisual productions, be they fiction, animated, documentary in nature.

3. Indirect ownership through Conecta 5 Telecinco, S.A.U.

Company	2016	2015	Line of business
Megamedia Televisión, S.L. C/María Tubau, 5-4ªPlanta 28050 Madrid	30%	30%	Creation, development, production, and operation of audiovisual multimedia content.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

4. Indirect ownership through Publiespaña, S.A.U.

Company	2016	2015	Line of business
AUNIA Publicidad Interactiva, S.L.U.	50%	—	Provision of all types of audiovisual communications services

These companies are accounted for using the equity method, since the Group is not a majority shareholder and does not exercise control.

None of these companies is publicly listed.

In accordance with what is established in the Spanish Corporation Law, the parent has duly notified the investees of its acquisition of their share capital. It has no commitments which could lead to contingent liabilities with respect to these companies.

2. Basis of presentation and comparability of the consolidated financial statements

2.1. Fair presentation and conformity with International Financial Reporting Standards

The Group’s consolidated financial statements for 2016 were formally prepared:

•                  By the directors, at the Board of Directors Meeting held on February 23, 2017.

•                  In accordance with International Financial Reporting Standards (IFRSs) as adopted by the European Union, in conformity with Regulation (EC) No 1606/2002 of the European Parliament and of the Council.

The consolidated financial statements were also prepared considering the following:

•                  All the accounting principles and standards, as well as the measurement bases which are of mandatory application which have a significant impact on the consolidated financial statements, as well as permitted alternatives and which are specified in the accompany notes thereto.

•                  The consolidated financial statements were prepared on a cost basis, except for derivatives and available-for-sale financial assets, which have been measured at fair value.

•                  Therefore, these financial statements give a true and fair view of the Group’s consolidated equity and consolidated financial position at December 31, 2015, as well as the results of its operations, changes in consolidated equity and consolidated cash flows in the year then ended.

•                  On the basis of the accounting records kept by the Company and by the other Group companies.

The company is the parent company of a Group and in accordance with International Financial Reporting Standards adopted by the European Union it is required to prepare a set of consolidated financial statements under IFRS-EU as it is a listed group.

Since the accounting policies and measurement bases used in preparing the Group’s consolidated financial statements for 2016 and 2015 (IFRS-EU) are not exactly the same as those used by the Group companies (local standards), the required adjustments and reclassifications were made on consolidation to unify the policies and methods used and to make them compliant with the International Financial Reporting Standards adopted by the European Union (IFRS-EU).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

The consolidated financial statements of the Group and the financial statements of the Group companies of 2016 have not yet been approved by their shareholders at the respective annual general meetings; they are expected to be approved without modification.

The statement of comprehensive income is presented in two statements; one which presents the components of income (Separate Income Statement) and a second statement which presents the components of comprehensive income (Statement of Comprehensive Income).

The consolidated separate income statement is presented on the basis of the nature of expenses.

The consolidated cash flow statement is presented using the indirect method.

At the date of authorization for issue of these consolidated financial statements, the Group had applied all the mandatory IFRSs and interpretations adopted by the European Union (IFRS-EU) and in force for annual periods beginning on or after January 1, 2016.

In accordance with mercantile legislation, for comparative purposes, figures for both 2016 and 2015 are presented for each of the captions included in the consolidated statement of financial position, consolidated separate income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement. In the notes to the consolidated financial statements quantitative information for 2015 is also included, unless an accounting standard specifically states that this is not required.

2.2. Changes in accounting policies

a)   EU-approved standards and interpretations applicable for the first time in 2016

The accounting policies used to prepare the accompanying consolidated financial statements are the same as those used to prepare the consolidated financial statements for the year ended December 31, 2015, as no new accounting principles, interpretation, or amendments applicable for the first time this year has had an effect on the Group.

b)   Standards and interpretations published by the IASB, but not yet applicable in this period

The Group intends to adopt these standards, interpretations, and amendments thereof published by the IASB but not considered mandatory in the European Union at the date these consolidated financial statements were prepared. However, they will be applied when they come into force. Based on the information available to date, the Group believes that their first-time application will not have a material impact on the consolidated financial statements:

IFRS 9 Financial instruments

In July of 2014, the IASB published the final version of IFRS 9, “Financial Instruments;” and replaced IAS 39 “Financial Instruments: recognition and measurement,” as well as all the prior versions of IFRS 9. This standard covers the three phases of financial instruments: classification, valuation, impairment, and hedge accounting. IFRS 9 indicates what is applicable for the years commencing January 1, 2018, and permits early application, but has not yet been adopted by the European Union. Apart from hedge accounting, it requires retroactive application, but no modification to comparative information. Hedge accounting criteria are generally applied prospectively, excepting for limited exceptions.

The Group plans to adopt the new standards at the required date of application. In 2016, the Group carefully analyzed the impacts of the three aspects of IFRS 9. This preliminary evaluation is based on currently available information, and may be subject to changes resulting from further analyses or information becoming available in the future. In general, the Group does not expect notable changes in its balance sheet or equity due to the application of this standard.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

(a)    Classification and measurement

The Group does not foresee any important changes in its balance sheet or equity arising from the application of IFRS 9. It expects to continue measuring its financial assets at fair value as is its current practice.

The shares of unlisted entities are expected to be held in the foreseeable future. The Group expects to apply the option for presenting changes in fair value under “Other comprehensive income” and therefore considers that the application of IFRS 9 will not have a significant impact. If the Group does not apply this option, shares would be measured at fair value with changes in the consolidated separate income statement, which would increase the volatility of the results.

Loans and trade receivables are held for contractual cash flow, and it is expected that these are solely cash flows which only represent the payment of principal and interest. Therefore, the Group expects to continue to recognize amortized cost in accordance with IFRS 9. However, the Group will perform a more in-depth analysis of the characteristics of the contractual cash flows of these instruments prior to concluding on whether they meet the criteria for valuation at amortized cost, in accordance with IFRS 9.

(b)    Impairment

IFRS 9 requires the Group to recognize expected credit losses on all its debt instruments, loans, and trade receivables, either on a 12-month period or indefinitely. The Group expects to apply the simplified model, and recognize expected losses over the lives of all its trade receivables.

IFRS 15 - Revenue from Contracts with Customers

It was published in May of 2014, and establishes a new five-step model which is applied to the accounting treatment of income from contracts with customers. In accordance with IFRS 15, income is recognized at an amount which reflects the consideration which an entity expects to have the right to receive in exchange for the transfer of goods or services to a customer.

This new standard will amend all the previous standards regarding revenue recognition. Total or partial retroactive application is necessary for the periods commencing January 1, 2018 or subsequently, allowing for early application, although this standard still has not been adopted in the European Union. The Group plans to adopt the new standards at the required date of application using the total retrospective method. In 2016, the Group performed a preliminary evaluation of IFRS 15, which is subject to changes arising from a more detailed analysis underway. The Group is also considering the clarifications issued by the IASB in July 2016 draft regulations, and will supervise any other developments.

The Group’s business is chiefly based on advertising sales in its own media (which is the most significant portion) as well as others; there is also another type of income which in general terms is very closely related to the Group’s TV activity, which is its sole line of business encompassing the sale and distribution of film production rights, online games and contests, the distribution of agency services, or the operation of merchandising rights.

Advertising revenues from its own media is the main component of total income, and a preliminary estimate reveals that the new legislation should not significantly affect the recognition and accounting methods. These are specific and unique services in which commercial obligations are clearly defined and identified, the consideration of which is linked to meeting certain commercial targets which are revealed when they are accounted for, and are entirely linked to performance requirements agreed upon with the client, granting it the right to be paid for services rendered. Regarding the remaining services comprising the Group’s base income, and pending a more detailed analysis to be performed during the course of the year, at this time the impact of the new regulations on the current accounting treatment is not considered material. Preliminarily, the Group considered that services are provided over time, since clients simultaneously receive and consume the Group’s benefits. Therefore, the Group will continue to recognize income from these contracts or joint service components over time, rather than at a certain point in time.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

IFRS 15 includes disclosure requirements, which are presented in greater detail than in current regulations. Presentation requirements represent a significant change with regard to current practice, notably increasing the volume of information required in the Group’s financial statements. Many of the IFRS 15 information requirements are totally new. During 2016, the Group developed and began testing on the systems, internal controls, policies and procedures which are necessary for amassing and obtaining the required information.

IFRIC 22 - Transactions in foreign currency and advance payments

This interpretation clarifies the accounting for transactions that include the receipt or payment of advance consideration in a foreign currency arising from canceling a non-monetary asset or liability, using the date of the transaction upon which the non-monetary asset or liability was initially recognized. Where there are multiple payments or advances, the entity should determine the transaction date for each advance payment or collection received. This interpretation is entirely applicable retroactively. It may also be applied prospectively commencing the start of the year in which the interpretation is applied, or at the beginning of the comparative period.

IAS 7 Cash flow statements: Disclosure initiative

These amendments require the Group to provide information on the changes in financial liabilities in a manner which makes changes in Group debt understandable. These amendments will help the users of financial statements to evaluate the changes in financial liabilities arising from financing activities, including changes in monetary and non-monetary transactions (such as exchange differences). During the initial application of the amendment, entities are not obliged to provide comparative information for previous years. These modifications must be applied retroactively for the years commencing January 1, 2017 or after, although their early application is permitted. The application of these amendments means that the Group will include additional information the moment this standard becomes effective.

2.3. Responsibility for the information and use of estimates

The information in these consolidated financial statements is the responsibility of the Company’s directors.

In preparing the Group’s consolidated financial statements for 2016, certain estimates and assumptions were made on the basis of the best information available at December 31, 2016 on the events analyzed. However, events that take place in the future might make it necessary to change these estimates (upwards or downwards) in coming years. Changes in accounting estimates would be applied prospectively, in accordance with the requirements of IAS 8, recognizing the effects of the change in estimates in the related consolidated income statement.

Estimates and assumptions are reviewed on an ongoing basis. The impact of changes in accounting estimates is recognized in the period in which the estimates are changed if they affect only that period or in the period of the changes and future periods if they affect both current and future periods. The main hypothesis and assumptions regarding future events and other uncertain sources of estimates at the date of preparation of the financial statements that may cause corrections to assets and liabilities are as follows.

•                  Impairment of non-current assets

The Group assesses whether there are any indications of impairment for all non-financial assets at each reporting date. Goodwill and other indefinite life intangible assets are tested for impairment annually and at any time when such indications exist. Other non-financial assets are tested for impairment when there are indications that the carrying amounts may not be recoverable.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

If there is objective evidence that an impairment loss occurs, the amount of the impairment loss is measured as the difference between the carrying amount of the assets and the present value of estimated future cash-flow discounting using a proper discount rate.

•                  Impairment of financial assets

The Group assesses at each statement of financial position date whether a financial asset or group of financial assets is impaired including companies accounted for using the equity method (Note 10).

If there is objective evidence that an impairment loss on assets carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the assets’ carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate.

If an available-for-sale asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortization) and its current fair value, less any impairment loss previously recognized in the separate income statement.

•                  Useful life of property, plant, and equipment, and intangible assets

The Group periodically reviews the useful lives of its property, plant, and equipment, and its intangible assets, prospectively adjusting the provisions for depreciation when the estimates change.

•                  Recoverability of deferred tax assets

If the Group or any of the Group companies present tax credits relating to deferred tax assets, the corresponding estimates of tax loss carryforwards expected in future years are reviewed at year end to assess their recoverability depending on their maturity and, if applicable, recognize the related impairment loss where recoverability is not assured.

•                  Provisions

The Company recognizes provisions for risks in accordance with the accounting policy set forth in Note 4.20. The Group has made judgments and estimates regarding the probability of the occurrence of said risks, as well as the amount thereof, and has recognized a provision when the risk has been considered likely, estimating the cost that such an occurrence would represent for it.

•                  Share based payments

The Group measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payments requires determining the most appropriate valuation model for a grant of equity instruments, which is dependent on the terms and conditions of the grant. This also requires determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield, the risk-free interest rate for the life of the option and making assumptions about them.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

3.              Proposed distribution of the profit of the parent

The appropriation of 2016 profit proposed by the directors which is pending approval by the shareholders in general meeting is the following:

Base for distribution
Profit for the year	147,201
Total	147,201
Distribution
Dividend	147,201
Total	147,201

Limitations on the distribution of dividends

The parent must earmark an amount equal to 10% of the profit for the year for the legal reserve, until such reserve represents at least equal to 20% of share capital. The reserve cannot be distributed to shareholders unless it exceeds 20% of share capital. At the date of preparation of these financial statements, the legal reserve was entirely set aside.

Once the legal and bylaw-stipulated requirements have been met, dividends may be distributed against profit for the year or freely distributable reserves so long as the value of equity is not lower than or would not fall below share capital as a result of the distribution. Accordingly, profit recognized directly in equity cannot be directly or indirectly distributed. Where losses exist from previous years which educe the parent’s equity to below the amount of share capital, profit must be allocated to offset these losses.

At its meeting on February 23, 2017, the Board of Directors resolved to submit for approval by shareholders in ordinary meeting a proposal to distribute an extraordinary dividend amounting to 28,519 thousand euros with a charge to the Company’s freely distributable reserves.

4. Accounting policies

The principal accounting policies used in preparing the Group’s consolidated financial statements were as follows:

4.1 Basis of consolidation

The consolidated financial statements comprise the financial statements of the Group and its subsidiaries at December 31, 2016. Control is obtained when the Group is exposed, or has the rights attached to variable returns arising from its involvement in a subsidiary, and is able to influence them as a result of the exercise of power over the subsidiary. Specifically, the Group has control of a subsidiary if, and only if it has:

•                  Power over the subsidiary (existing rights allowing it to manage relevant subsidiary activities).

•                  Exposure, or rights, to variable returns from its involvement with the other company.

•                  The ability to use its power over the other company to affect the amount of the company’s return.

Generally, it is presumed that the majority of voting rights grants control. To support the presumption, when the Group does not have the majority of the voting or other similar rights over the subsidiary, the Group considers all relevant facts and circumstances to evaluate whether it has control, which includes:

•                  Contractual agreements with other owners with regard to the subsidiary’s voting rights.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

•                  Rights arising from other contractual agreements.

•                  The Group’s potential voting rights.

The Group reevaluates whether or not it has control over a subsidiary if facts and circumstances indicate that there are changes in one or more of the items determining control. Consolidation of a subsidiary commences the moment a Group obtains control over it, and ends when the Group loses control. The assets, liabilities, income, and expenses of a subsidiary which has been acquired or sold during the year are recognized on the consolidated financial statements commencing the date the Group acquires control, or until it loses it.

Profits or losses and each of the items included in the components of comprehensive income are attributed to the owners of the Group’s parent’s shares, and external partners, even when this implies that the non-controlling shareholders have amounts receivable as a result. When considered necessary, adjustments are made to the subsidiaries’ financial statements so that their accounting criteria coincide with those which are applicable to the Group. All of the assets, liabilities, equity, income, expenses, and cash flow arising from transactions between Group companies are totally eliminated during the consolidation process.

A change in the percentage of ownership held in a subsidiary, without loss of control, is recognized as an equity transaction.

When the Group loses control of a subsidiary, it derecognizes the related assets (including goodwill), liabilities, non-dominant equity interests, and other equity components, recognizing any profit or loss as results for the year. Any investments in the prior subsidiary are recognized as fair value.

All items of property, plant, and equipment, and intangible assets are linked to production and the generation of revenue from business activities.

4.2 Translation of financial statements of foreign subsidiaries

The consolidated financial statements are presented in euros, which is the Group’s functional and presentation currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. The statement of financial position and income statement headings of consolidated foreign companies are translated to euros at the year-end exchange rate, which means:

•                  All assets, rights and liabilities are translated to euros at the exchange rate ruling at the close of the foreign subsidiaries’ accounts.

•                  Separate income statement headings are translated at the average exchange rate.

The difference between the equity of foreign companies translated at historical exchange rate, including the balance of the income statement, translated at average exchange rates and the equity obtained translating the assets, rights and liabilities by applying the criteria set forth above are shown with the corresponding plus or minus sign under equity in the consolidated statement of financial position.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

4.3 Related parties

The corresponding heading in the consolidated statement of financial position includes the balances with significant shareholders and associates. The other balances arising from related-party transactions with directors and key management personnel are classified under the appropriate consolidated statement of financial position headings.

4.4 Current/Non-current classification

In the accompanying consolidated statement of financial position, assets and liabilities maturing within no more than 12 months are classified as current items and those maturing within more than 12 months are classified as non-current items.

Audiovisual rights are classified in full as non-current assets. Note 8 details the rights that the Group expects to amortize within a period of less than 12 months.

4.5 Property, plant, and equipment

Property, plant, and equipment are recognized using the cost model, which includes the cost of acquisition of the assets and the additional expenses incurred until they have become operational. Property, plant, and equipment are measured at the lower of cost and recoverable amount.

Repairs that do not lead to a lengthening of the useful life of the assets and maintenance expenses are charged directly to the separate income statement.

The depreciation of property, plant, and equipment is calculated systematically, using the straight-line method, on the basis of the useful life of the assets, based on the actual decline in value caused by their use and by wear and tear.

The depreciation rates used to calculate the decline in value of the various items of property, plant, and equipment are as follows:

Coeficiente
Buildings	3%
TV equipment	20%
Fixtures	10%
Tools	20%
Furniture	10%
Computer hardware	25%
Transportation equipment	14-15%
Other items of property, plant, and equipment	20%

4.6 Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets in a business combination is fair value at the date of the acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. Intangible assets are recognized as such only when the Group can demonstrate how the asset will generate future economic benefits and the ability to measure reliably the expenditure during development.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

•                  Development expenditure

Expenditure on development activities is recognized as an expense as incurred, except in the case of computer software projects that have reached the development stage. These expenses are measured at cost and are allocated to specific projects until the projects have been completed, provided there is a reasonable assurance that they can be financed through completion and there are sound reasons to foresee their technical success.

•                  Concessions, trademarks and trade names

These relate mainly to licenses to use industrial property rights and television channel concessions.

The “Cuatro” trademark and the “Cuatro” multiplex operators’ license were identified in the Sogecuatro Group purchase price allocation. The “Cuatro” trademark has an estimated useful life of 20 years.

The license is considered to be an intangible asset with an indefinite useful life. Intangible assets with indefinite useful lives are not amortized, but are assessed for impairment at least annually or when there are indications of impairment.

•                  Computer software

This includes the amounts paid for title to or the right to use computer programs. Computer software maintenance costs are recognized with a charge to the income statement for the year in which they are incurred.

Computer software is amortized over three years from the date on which it starts to be used.

4.7. Audiovisual property rights

4.7.1 Outside production rights

These consist primarily of rights acquired for a period that exceeds one business year. These rights are measured at cost and relate to the individual value of each right. If they are acquired in closed packages, with no breakdown of the individual value of each product, individual values are calculated based on a weighting factor equivalent to the acquisition cost of products of a similar type and category that would have been incurred had the acquisition been made on an individual basis.

The cost of audiovisual rights acquired in a business combination is fair value at the date of acquisition.

The right is recognized at the earlier of the time the material becomes available for broadcasting pursuant to the contract or, if earlier, the date on which the right commences. In the case of several rights associated with a single contract that are accepted during the same year but on different dates, the Group recognizes the inclusion of the rights under the contract on the earlier of the date on which the first right is accepted for broadcasting and the date the rights commence.

These rights are recognized in the separate income statement under “Amortization of audiovisual property rights,” based on the number of screenings, as follows:

1. Films and TV movies (non-series)

1.1. Contractual rights for two screenings:

First screening: 50% of acquisition cost.

Second screening: 50% of acquisition cost.

1.2. Contractual rights for three or more screenings:

First screening: 50% of acquisition cost.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

Second screening: 30% of acquisition cost.

Third screening: 20% of acquisition cost.

2. Other products (series)

Contractual rights for two or more screenings:

First screening: 50% of acquisition cost.

Second screening: 50% of acquisition cost.

When a screening is sold to a third party, the value of the screening, calculated on the basis of the aforementioned percentages, is amortized on the basis of the territorial television signal distribution capacity of the television station buying the screenings, and a cost of sales is recognized based on the revenue generated in the region where the screening has been sold, with adjustments made to the unsold value of the screening in question.

These rights are subject to valuation adjustments, where necessary, as detailed in Note 4.11.

4.7.2 In-house production rights

This includes productions owed by the Group in which it may proceed with broadcasting or subsequent sale.

Their value includes both the costs incurred directly by the Group and the amounts billed by third parties.

The cost of audiovisual rights acquired in a business combination is fair value at the date of acquisition.

The residual value, estimated at 2% of the total cost, is amortized on a straight-line basis over three years from the time the productions become available; unless these rights are sold to third parties during the amortization period, in which case the residual value is allocated to the revenue generated by the sale.

These rights are recognized in the separate income statement under “Amortization of audiovisual property rights” based on the number of shows broadcast in accordance with the following:

•                  Series of less than 60 minutes and/or broadcast daily.

First screening: 100% of the amortizable value.

•                  Series of more than 60 minutes and/or broadcasted weekly.

First screening: 90% of the amortizable value.

Second screening: 10 % of the amortizable value, excepting promotional coupons.

These rights are subject to valuation adjustments, where necessary, as detailed in Note 4.11.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

4.7.3 Distribution rights

These include the rights acquired by the Group for their exploitation in all windows in Spain.

The cost of the right is that stipulated in the contract. Amortization of distribution rights is recognized on the basis of the expected pattern of consumption in each window in which the right is used, as well as the estimated audiences for each window.

When the free-to-air broadcasting or right commences, it is reclassified to “Outside production rights.”

In the free-to-air window, the amortization of the rights is recognized in the separate income statement under “Amortization of audiovisual property rights” in the same way as in the case of audiovisual property rights, as detailed in the related note to these consolidated financial statements.

4.7.4 Co-production rights

These include the co-production rights acquired by the Group for exploitation in all windows.

The cost of the right is that stipulated in the contract. Amortization of co-production rights is recognized on the basis of the expected pattern of consumption in each window in which the right is used, as well as the estimated audiences for each window.

When the free-to-air broadcasting or right commences, it is reclassified to “In-house production rights.”

In the free-to-air window, the amortization of the rights is recognized in the separate income statement under “Amortization of audiovisual property rights” in the same way as in the case of audiovisual property rights, as detailed in the related note to these consolidated financial statements.

4.7.5 Master copies and dubbing

These items relate to the material supporting the audiovisual property rights and the cost of dubbing original versions, respectively.

They are measured at cost and the related amortization is recognized at the same rate as the amortization of the audiovisual property rights with which they are associated.

4.7.6 Retransmission rights

The costs for the rights to broadcast sport are recognized under “Procurements” in the separate income statement at the cost stipulated in the agreement. The costs are recognized when each event is broadcast. Advance payments are recognized in the statement of financial position under “Other current assets”.

4.8. Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The cost of the business combination is determined by measuring the identifiable assets acquired and liabilities assumed at their acquisition-date fair values as well as the amount of non-controlling interest in the acquired party, where applicable. For each business combination, the acquirer measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree’s identifiable net assets. The acquirer shall account for acquisition-related costs as expenses in the income statement, as incurred.

When the Group acquires a business, it assesses the identifiable assets acquired and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic conditions, its operating or accounting policies, and other pertinent conditions at the acquisition date.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

If the business combination is achieved in stages, the Group remeasures its previously held equity interest in the acquiree at its acquisition-date fair value and recognizes the resulting gain or loss, if any, in the income statement.

Any contingent consideration the Group transfers is recognized at fair value at the acquisition date. Subsequent changes in the fair value of contingent consideration classified as an asset or liability will be recognized in accordance with IAS 39, with any resulting gain or loss recognized either in the income statement or in other comprehensive income. If the contingent consideration is classified as equity, it should not be remeasured and its subsequent settlement is accounted for within equity.

Goodwill is initially measured at cost. Goodwill is the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interest over the net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair value of the net assets of the subsidiary acquired, the Group conducts a news assessment to ensure that all the acquired assets and assumed obligations have been correctly identified, and reviews the applied procedures to perform the valuation of the amounts recognized at the acquisition date. If an excess in the fair value of net assets acquired over the aggregate amount of the transferred consideration, the difference is recognized as profit on the separate income statement.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired.

For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units or groups of cash-generating units expected to benefit from the combination’s synergies, irrespective of whether other Group assets or liabilities are assigned to those units or groups of units.

Impairment is determined by assessing the recoverable amount of the cash-generating unit or groups of cash-generating units to which the goodwill relates. If the recoverable amount of the cash-generating unit or group of cash-generating units is less than the carrying amount, the Group recognizes an impairment loss.

Goodwill impairment losses cannot be reversed in future periods.

When an entity sells or otherwise disposes of an operation within a cash-generating unit to which goodwill has been allocated, the goodwill associated with the operation should be included in the carrying amount of the operation when determining the gain or loss on disposal and measured on the basis of the relative values of the operation disposed of or sold and the portion of the cash-generating unit retained.

4.9 Non-current investments in companies accounted for using the equity method

The equity method is applied to companies in which the Group exerts significant, direct, or indirect influence through the ownership of 20% or more of the voting rights in the investee.

Investments in an investee are initially recognized at cost, which will be increased or reduced on the basis of the Group’s share of the investee’s equity, subsequent to the date of acquisition.

The value of these investments in the consolidated statement of financial position includes, where applicable, the goodwill arising on the acquisition thereof.

The results of the investee are recognized in profit or loss in proportion to the Group’s percentage of ownership. Where there has been a change recognized directly in the equity of the associate, the Group recognizes its share of any change and discloses this, when applicable, in the consolidated statements of comprehensive income.

The dividends received from investees reduce the carrying amount of the investment.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

Following the application of the equity method and recognition of the value of the associate, if there is any indication that the investment might have become impaired, pursuant to IAS 39 the relevant analysis and impairment tests are carried out in order to recognize the impact of the impairment loss on the investment in the year in which it is detected.

If the Group’s share of losses of the associate equals or exceeds its investment, it discontinues recognizing its share of further losses. The interest in an associate is the carrying amount of the investment in the associate under the equity method together with any item that, in substance, form part of the investor’s net investment in the associate. Losses recognized under the equity method in excess of the Group’s investment in ordinary shares are applied to the other components of the interest in the associate in the reverse order of their seniority (i.e. priority in liquidation).

Upon loss of significant influence in the associate, the Group measures and recognizes any retaining investment at its fair value. Any difference between the carrying amount of the associate upon loss of significant influence and the fair value of the retained investment is recognized in the separate income statement.

In addition, amounts recognized in “Recyclable reserves in associates” are reclassified to the separate income statement, with the investment in that company recognized under “Non-current financial assets” in the consolidated statement of financial position.

4.10 Financial assets

Financial assets are initially recognized at fair value, including, in case investments are not recognized at fair value with changes in results, general transactions costs.

The Group determines the classification of its financial assets on initial recognition and re-evaluates this designation at each financial year end.

The financial assets held by the Group companies are classified as:

•                  Loans and receivables: financial assets originated by the companies in exchange for supplying cash, goods or services directly to a debtor. Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement such financial assets are carried at amortized cost using the effective interest rate method. Loans and receivables in the consolidated statement of financial position maturing in 12 months or less from the consolidated statement of financial position date are classified as current and those maturing in over 12 months as non-current.

•                  Available-for-sale financial assets: Equity investments classified as available-for-sale are those that are neither classified as held for trading nor designated at fair value through profit or loss. Such financial assets are measured at fair value with unrealized gains or losses recognized directly in equity unless fair value cannot be reliably measured, which shall be measured at cost.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

•                  Financial assets at fair value through profit and loss: financial assets classified as held for trading are included in the category financial assets at fair value through profit and loss. Financial assets are classified as held for trading when they are acquired for the purpose of selling in the near future. Derivatives are also classified as held for trading unless they are effective hedging instruments and identified as such. Gains or losses on financial assets held for trading are recognized in profit or loss.

The fair value of a financial instrument on a given date is taken to be the amount for which it could be bought or sold on that date by two knowledgeable, willing parties in an arm’s length transaction acting prudently. The most objective and common reference for the fair value of a financial instrument is the price that would be paid for it on an organized, transparent and deep market (“quoted price” or “market price”). If this market price cannot be determined objectively and reliably for a given financial instrument, its fair value is estimated on the basis of the price established in recent transactions involving similar instruments or of the discounted present value of all the future cash flows (collections or payments), applying a market interest rate for similar financial instruments (same term, currency, interest rate, and same equivalent risk rating).

4.11 Impairment of non-current assets

4.11 .1 Non-financial assets

The Group assesses periodically and at least at each reporting date whether there is any indication that an asset or the cash-generating units may be impaired. If any such indication exists, or when annual impairment testing is required, the Group estimates the asset’s or cash-generating unit’s recoverable amount. An asset’s or cash-generating unit’s recoverable amount is the higher of an asset’s or cash-generating unit’s fair value less costs to sell and its value in use.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or cash- generating unit. In determining fair value less costs to sell, an appropriate valuation model is used.

For assets that do not generate cash inflows that are largely independent of those from other assets or groups of assets, the recoverable amount is determined for the cash-generating units to which the asset belongs.

Where the carrying amount of an asset or cash-generating unit exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. Impairment losses are recognized in the separate income statement.

At each reporting date the group assesses if there are indications that a previously recognized impairment loss is reversed or reduced. If this is the case, the Group estimates the asset’s recoverable amount. Except for goodwill, an impairment loss previously recognized can be reverted if there has been a change in the circumstances that caused it. Such reversal is recognized in the consolidated separate income statement. The increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset.

Goodwill and intangible assets

Goodwill and intangibles with indefinite lives are tested for impairment by determining the recoverable amount of the cash-generating unit (or groups of cash-generating units) to which the goodwill relates. If the recoverable amount of the cash-generating unit is less than the carrying amount, an impairment loss is recognized. At December 31, 2016, the recoverable amount of the cash-generating units exceeded the carrying amount.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

4.11.2 Financial assets

The Group assesses at each statement of financial position date whether a financial asset or group of financial assets is impaired. The following criteria are applied when calculating the impairment of specific assets:

•                  Assets carried at amortized cost

If there is objective evidence that an impairment loss on loans and receivables carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the assets’ carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate (i.e. the effective interest rate computed at initial recognition). The carrying amount of the asset is reduced through use of an allowance account. The amount of the loss shall be recognized in profit or loss.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed, to the extent that the carrying value of the asset does not exceed its amortized cost at the reversal date. Any subsequent reversal of an impairment loss is recognized in profit or loss.

In relation to trade receivables, a provision for impairment is made when there is objective evidence that the Group will not be able to collect all of the amounts due under the original terms of the invoice. Impaired debts are derecognized when they are assessed as uncollectible.

•                  Available-for-sale financial investments

If an available-for-sale asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortization) and its current fair value, less any impairment loss previously recognized in the income statement, is transferred from equity to the separate income statement. Reversals related to equity instruments classified as available for sale, are not recognized on the separate income statement. Reversals of impairment losses on debt instruments are reversed through profit or loss; if the increase in fair value of the instrument can be objectively related to an event occurring after the impairment loss was recognized in the separate income statement.

4.12 Inventories

The cost of producing in-house productions is determined taking into account all the costs allocable to the product incurred by the Group. The cost of inventories acquired in a business combination is measured at fair value at the date of the acquisition. Advances paid for programs are also included.

The production costs are expensed when the related programs are broadcast.

4.13 Cash and cash equivalents

Cash and cash equivalents comprise cash, current accounts and short-term deposits maturing at three months or less.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

4.14 Grants

The amounts received from official bodies are recognized when they are received, accepting the inherent conditions therein.

The difference between the nominal value and the fair value of the loan is deducted from the carrying amount of the related asset and is allocated to the separate income statement according to financial criteria.

4.15 Treasury shares

Own equity instruments which are reacquired (treasury shares) are recognized at cost and deducted from equity. No gain or loss is recognized in the separate income statement on the purchase, sale, issue or cancellation of the parent’s own equity instruments. Voting rights related to treasury shares are nullified for the Group and no dividends are allocated to them.

4.16 Financial liabilities

Financial liabilities are initially measured at fair value less attributable transaction costs. Following initial recognition, financial liabilities are measured at amortized cost, with any differences between cost and redemption value recognized in the consolidated separate income statement over the period of the borrowings, using the effective interest rate method.

Liabilities maturing in less than 12 months from the consolidated statement of financial position date are classified as current, while those with longer maturity periods are classified as non-current.

4.17 Derivative financial instruments

The Group uses financial derivatives to manage some its exchange rate risk exposure.

Cash flow hedges are a hedge of the exposure to variability in cash flows attributable to a particular risk associated with a recognized asset or liability or a highly probable forecast transaction, and could affect the separate income statement. The effective portion of the gain or loss on the hedging instrument is recognized directly in equity, while the ineffective portion is recognized in the separate income statement.

Amounts taken to equity are transferred to the separate income statement when the hedged transaction affects profit or loss such as when hedged financial income or expense is recognized or when a forecast sale or purchase occurs.

Where the hedged item is the cost of a financial asset or liability, the amounts taken to equity are transferred to the initial carrying amount of the financial asset or liability.

If the forecast transaction is no longer expected to occur, the amounts previously recognized in equity are transferred to the separate income statement. If a hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its designation as a hedge is revoked, amounts previously recognized in equity remain in equity until the forecast transaction occurs. If the related transaction is not expected to occur, the amount is taken to the separate income statement.

The Group’s financial derivatives at December 31, 2016 and 2015 were classified as held for trading, with gains or losses recognized in the consolidated separate income statement.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

4.18 Derecognition of financial assets and liabilities

4.18.1 Financial assets

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized when:

•                  The rights to receive cash flows from the assets have expired.

•                  The Group retains the right to receive the cash flows from the asset but has assumed the obligation to pay the received cash flows in full without material delay to a third party under a pass-through arrangement.

•                  The Group has transferred its rights to receive cash flows from the asset and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset, and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the Group continues to recognize the asset to the extent of the Group’s continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

4.18.2 Financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged, canceled or expires.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the separate income statement.

4.19 Provisions

Provisions are recognized in the consolidated statement of financial position where the Group has a present obligation (either legal or tacit) as a result of a past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation. Amounts recognized as provisions are the best estimate of the amounts required to offset the current value of those obligations at the consolidated statement of financial position date.

Provisions are reviewed at each year end and adjusted to reflect the current best estimate of the liability.

If the effect of the time value of money is material, provisions are determined by discounting expected future cash outflows based on market interest rates. When discounting is used, the increase in the provision due to the passage of time is recognized as an interest expense.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

4.20 Income tax

The parent, Mediaset España Comunicación, S.A., files consolidated income tax returns with the following subsidiaries:

•                  Grupo Editorial Tele 5, S.A.U.

•                  Telecinco Cinema, S.A.U.

•                  Publiespaña, S.A.U.

•                  Publimedia Gestión, S.A.U.

•                  Mediacinco Cartera, S.L.

•                  Conecta 5 Telecinco, S.A.U.

•                  Sogecable Editorial, S.A.U.

•                  Advertisement 4 Adventure, S.L.U. (previously Sogecable Media, S.L.U.)

•                  Premiere Megaplex, S.A.U.

•                  Integración Transmedia, S.A.U.

There were no changes in the consolidation scope in 2015 and 2016.

The income tax expense for the year is recognized in the separate income statement, except in cases in which it relates to items that are recognized directly in the statement of other comprehensive income or statement of changes in equity, in which case the related tax is also recognized in equity.

Deferred tax assets and liabilities are recognized on the basis of the temporary differences between the carrying amounts of the assets or liabilities and their tax bases and are measured on the basis of the tax rates that are expected to apply in the period when the asset is realized or the liability is settled. Deferred tax assets and liabilities arising from changes in the statement of comprehensive income are charged or credited directly to the statement of comprehensive income. Deferred tax assets and tax loss and tax credit carryforwards are only recognized when the probability of their future realization is reasonably assured and are adjusted subsequently if it is not considered probable that taxable profits will be obtained in the future.

Current tax assets and liabilities are measured at the amount expected to be recovered from or paid to the tax authorities taking the tax rates prevailing at the consolidated statement of financial position date and including any tax adjustments from previous years.

The Group recognizes deferred tax liabilities for all taxable temporary differences, except:

•                  When the deferred tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

•                  In respect of taxable temporary differences associated with investments in subsidiaries and associates, where the timing of the reversal of the temporary differences can be controlled by the parent and it is probable that the temporary difference will not reverse in the foreseeable future.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

The Group recognizes deferred tax assets for all deductible temporary differences, carryforward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary difference, and the carryforward of unused tax credits or losses can be utilized, except:

•                  Where the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

•                  In respect of deductible temporary differences associated with investments in subsidiaries and associates, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilized.

The carrying amount of deferred tax assets is reviewed at each statement of financial position date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. The Group also reviews unrecognized deferred tax assets at each statement of financial position date and recognizes them to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current income tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

4.21 Revenue and expense recognition

Revenue and expenses are recognized net of the related taxes, except in the case of non-deductible expenses.

Income and expenses are recognized when the goods or services represented by them take place, regardless of when actual payment or collection occurs.

Revenue associated with the rendering of services is recognized by reference to the stage of completion of the services, provided that the revenue can be measured reliably.

The Group’s main source of revenue is from advertising. This revenue is recognized in the period in which it is earned; i.e. when the related advertisement is broadcast.

Expenses, including discounts and volume rebates, are recognized in the separate income statement in the period in which they are incurred.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

4.22 Equity-settled transactions

The Company maintains share option plans related to the compensation system for executive directors and board members that are settled when they are exercised by delivering Company shares. The employee benefits expense is determined based on the fair value of the share options to be awarded on the date the option is granted. This expense is recognized over the stipulated three-year period during which the services are rendered. The fair value of share options established at the date the award was granted is not modified.

At the date of preparation of these financial statements, the Company does not have any share-based plan commitments.

The options’ fair value is measured based on an internal valuation using valuation option models — specifically, the binomial method — and taking into account the price of the option in the year, the life of the option, the price of the underlying shares, the expected volatility of the share price, estimated dividend payments and the risk-free interest rate for the life of the option. The option valuation models and the assumptions used are described in Note 22.

4.23 Transactions in foreign currency

Transactions in foreign currency are initially recognized at the exchange rate prevailing at the date of the transaction. All exchange gains or losses arising from translation as well as those arising when statement of financial position items settled are recognized in the separate income statement.

4.24 Earnings per share

The Group calculates basic earnings per share on the basis of the weighted average number of shares outstanding at year end. The calculation of diluted earnings per share also includes the dilutive effect, if any, of stock options granted during the year.

4.25 Environmental issues

In view of the business activities carried out by the Group, it does not have any environmental liability, expenses, assets, provisions or contingencies that might be material with respect to its equity, financial position or results. Therefore, no specific environmental disclosures have been included in these notes to the financial statements.

5. Segment information

In accordance with IFRS 8, free-to-air TV is the Group’s only identified operating segment.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

6. Property, plant, and equipment

The breakdown of the balances of “Property, plant, and equipment” and of the changes therein in the years ended December 31, 2016 and 2015 is as follows:

	Balance at 12/31/2014	Additions	Disposals	Transfers	Balance at 12/31/2015	Additions	Disposals	Transfers	Balance at 12/31/2016
COST
Land and natural resources	14,970	—	—	—	14,970	—	—	—	14,970
Buildings and other structures	37,987	143	(10)	562	38,682	200	—	241	39,123
Technical machinery, fixtures, and tools	97,796	1,622	(5,802)	2,984	96,600	1,545	(3,845)	9,240	103,540
Furniture and fixture	5,112	272	(493)	—	4,891	286	(310)	—	4,867
Computer hardware	16,043	747	(3,011)	687	14,466	890	(1,578)	397	14,175
Other items of property, plant, and equipment	536	149	(50)		635	43	(37)	—	641
Property, plant, and equipment under construction	2,462	10,129	—	(4,233)	8,358	8,358	(28)	(9,905)	6,783

Total cost	174,906	13,062	(9,366)	—	178,602	11,322	(5,798)	(27)	184,099

ACCUMULATED AMORTIZATION
Buildings and other structures	(24,583)	(1,151)	—	—	(25,734)	(1,073)	—	—	(26,807)
Technical machinery, fixtures, and tools	(83,910)	(4,271)	5,711	—	(82,470)	(5,407)	3,826	—	(84,051)
Furniture and fixtures	(3,723)	(291)	469	—	(3,545)	(279)	293	—	(3,531)
Computer hardware	(13,580)	(1,318)	2,985	—	(11,913)	(1,219)	1,573	—	(11,559)
Other items of property, plant, and equipment	(481)	(40)	30	—	(491)	(41)	25	—	(507)

Total accumulated amortization	(126,277)	(7,071)	9,195	—	(124,153)	(8,019)	5,717	0	(126,455)

CARRYING AMOUNT	48,629				54,449				57,644

Additions in 2016 and 2015 relate to the acquisition of items of property, plant, and equipment required to continue with and increase the Group’s activities.

Additions included under “Property, plant, and equipment under construction” during 2016 and 2015 mainly included the purchase of technical installations used to transform the studios, as well as high-definition mobile units.

Disposals in 2016 and 2015 relate mainly to the retirement of fully depreciated items or that are no longer in use. In 2016, certain items of property, plant, and equipment were derecognized at a net carrying amount of 81 thousand euros, generating a loss on these transactions for the mentioned amount (171 thousand euros for 2015)

The breakdown of the fully depreciated property, plant, and equipment in use at December 31, 2016 and 2015 is as follows:

	2016	2015
Buildings	9,889	850
Computer hardware	9,389	9,862
Technical machinery, fixtures, and tools	69,041	67,487
Furniture	2,078	2,173
Other items of property, plant, and equipment	425	425
Total	90,822	80,797

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

The Group has taken out insurance policies to cover the possible risks to which its property, plant, and equipment are subject and related claims which might be filed. These policies are considered to adequately cover the related risks.

The Group had no items under finance leases at December 31, 2016 or at December 31, 2015.

The impact of depreciating property, plant and equipment recognized as in-house production rights was 200 thousand euros in 2015 (no impact in 2016) .

7. Intangible assets

The breakdown of the balances of “Intangible assets” and of the changes therein in the years ended December 31, 2016 and 2015 is as follows:

	Balance at 12/312014	Additions	Disposals and others	Transfers	Balance at 12/312015	Additions	Disposals and others	Transfers	Balance at 12/31/2016
COST
Concessions, patents, and trademarks	259,253	34	—	—	259,287	—	—	—	259,287
Computer software	29,259	928	(7,345)	319	23,161	642	(535)	1,591	24,859
Computer software in progress	173	1,016	(12)	(319)	858	2,607	—	(1,564)	1,901

Total cost	288,685	1,978	(7,357)	—	283,306	3,249	(535)	27	286,047

ACCUMULATED AMORTIZATION
Concessions, patents, and trademarks	(45,797)	(8,078)	—	—	(53,875)	(8,077)	—	—	(61,952)
Computer software	(25,575)	(2,174)	7,159	—	(20,590)	(1,826)	534	—	(21,882)

Total accumulated amortization	(71,372)	(10,252)	7,159	—	(74,465)	(9,903)	534	—	(83,834)

CARRYING AMOUNT	217,313				208,841				202,213

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

Additions included under “Computer software” in 2016 and 2015 mainly include the project for renewing the Group’s website and video platform.

Disposals in 2016 and 2015 relate mainly to the retirement of fully depreciated items or that are no longer in use. In 2016, certain items of intangible assets were derecognized at a net carrying amount of 1 thousand euros, generating a loss on these transactions for the mentioned amount. (198 thousand euros for 2015)

The breakdown of fully amortized intangible assets in use at December 31, 2016 and 2015 is as follows:

	2016	2015
Computer software	19,487	17,411
Concessions, patents, and trademarks	13,705	13,705
Total	33,192	31,116

8. Audiovisual property riahts

The breakdown of the balances of “Audiovisual property rights” and of the changes therein in the years ended December 31, 2016 and 2015 is as follows:

	Balance at 12/31/2014	Additions	Disposals	Transfers	Balance at 12/31/2015	Additions	Disposals	Transfers	Balance at 12/31/2016
COST
Outside production rights	421,031	121,218	(128,857)	1,600	414,992	122,865	(116,532)	1,266	422,591
Master copies	7	—	—	—	7	—	—	—	7
Dubbing	13,728	1,242	(1,514)	—	13,456	1,742	(1,874)	—	13,324
Co-production rights	168,999	(128)	(8,167)	5,556	166,260	—	(516)	6,500	172,244
In-house production rights	1,325,469	42,117	—	1,499	1,369,085	31,937	—	3,868	1,404,890
Distribution rights	20,494	2,434	—	6,426	29,354	397	(26)	1,114	30,839
Other ancillary work	749	—	—	—	749	—	—	—	749
Rights, options, script development	544	922	(288)	(60)	1,118	1,737	(324)	(69)	2,462
Start-up costs	158	—	—	—	158	—	—	—	158
Advances	16,831	10,386	—	(15,021)	12,196	18,275	—	(12,679)	17,792
Total cost	1,968,010	178,191	(138,826)	—	2,007,375	176,953	(119,272)	—	2,065,056
ACCUMULATED AMORTIZATION
Outside production rights	(239,164)	(132,191)	128,857	—	(242,498)	(150,424)	116,532	—	(276,390)
Master copies	(7)	—	—	—	(7)	—	—	—	(7)
Dubbing	(11,444)	(1,736)	1,483	—	(11,697)	(2,281)	1,874	—	(12,104)
Co-production rights	(164,903)	(8,609)	8,167	—	(165,345)	(6,044)	—	—	(171,389)
In-house production rights	(1,300,360)	(47,534)	—	—	(1,347,894)	(37,657)	—	—	(1,385,551)
Distribution rights	(18,936)	(6,258)	—	—	(25,194)	(4,741)	26	—	(29,909)
Other ancillary work	(748)	—	—	—	(748)	—	—	—	(748)
Start-up costs	(153)	—	—	—	(153)	(3)	—	—	(156)
Total accumulated amortization	(1,735,715)	(196,328)	138,507	—	(1,793,536)	(201,150)	118,432	—	(1,876,254)
Provisions	(3,657)	(12,572)	3,634	—	(12,595)	(16,707)	12,403	—	(16,899)
CARRYING AMOUNT	228,638				201,244				171,903

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

The breakdown of the fully depreciated Audiovisual property rights in use at December 31, 2016 and 2015 is as follows:

	2016	2015
Master copies	5	5
Dubbing	11,501	10,852
Co-production rights	179,857	179,856
In-house production rights	1,369,799	1,319,172
Distribution rights	14,413	10,397
Other ancillary work	749	748
Start-up costs	157	121
Total	1,576,481	1,521,151

Of the total amount recognized under “Non-current assets - Audiovisual property rights” in the consolidated statement of financial position at December 31, 2016, the Group estimates that their consumption over the upcoming year will be approximately 80%, (67% during the same period the year before)

Provisions at the end of 2016 relate to the net carrying amount of rights which, although they expire after December 31, are not included in the Group’s future broadcasting plans at the date of authorization for issue of these consolidated financial statements. Should one of the Group’s channels exercise these broadcasting rights, the provision corresponding to the broadcast would be reversed and the right would be amortized for the amount of the reversal. This would not have an impact on the consolidated separate income statement.

Therefore, the balance of this provision relates basically to the adjustment required to determine the carrying amount of the library. The provision recognized in the consolidated separate income statement at December 31, 2016 and 2015 amounted to 16,707 thousand euros and 12,572 thousand euros, respectively.

At December 31, 2016, there were firm commitments to acquire audiovisual property rights commencing on or after January 1, 2017 for a total amount of $44,769 thousand and 202,366 thousand euros. The commitments at year end 2015 amounted to $42,113 thousand and 199,691 thousand euros, respectively.

Advances were paid in respect of these firm audiovisual purchase commitments, which at December 31, 2016, totaled 1,563 thousand, with no disbursements in US dollars. Advances paid in 2015 amounted to 2,102 thousand euros and $65 thousand.

At the statement of financial position date there were commitments to purchase co-production rights, available from January 1, 2017, for a total amount of 42,160 thousand euros. The commitments at year end 2016 amounted to 45,090 thousand euros.

At December 31, 2016, advances of 7,300 thousand euros had been paid in connection with these firm commitments to purchase co-production rights. Advances paid in 2015 amounted to 7,199 thousand euros and 65 thousand dolars.

The Group had firm commitments to purchase distribution rights commencing on or after January 1, 2016 for a total amount of 23,360 thousand euros. At December 31, 2015, firm commitments to purchase distribution rights amounted to 7,090 thousand euros.

Advances of 7,689 thousand euros had been paid in connection with firm distribution right purchase commitments at December 31, 2016. Advances paid in 2015 amounted to 1,223 thousand euros.

Advances were also paid for fiction-based series amounting to 1,240 thousand euros at December 31, 2016 (1,614 thousand euros at December 31, 2015).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

9. Goodwill and business combinations

Goodwill amounting to 287,357 thousand euros arose from the purchase of the Cuatro Group, which became effective on December 31, 2010, as well as an asset with an indefinite useful life amounting to 85,000 euros.

Impairment testing of goodwill

The impairment test was carried out by comparing the recoverable value of the cash-generating unit to which the goodwill and intangibles with indefinite lives are assigned with the carrying value of the cash-generating unit.

The cash-generating unit is the free-to-air TV business.

To test its goodwill and the signal transmission license, for impairment, the Company took the free-to-air TV business’ strategic plan and discounted the estimated future cash flows. The assumptions used in the cash flow estimates include the best estimate of future trends of advertising markets, audiences and costs.

The Group’s estimates on the future trend of the advertising market are based on market forecasts considering historical performance, as well as its correlation with economic conditions, using reasonable projections in accordance with external information sources.

Projected income estimated for upcoming years is calculated based on the abovementioned advertising market trend, while taking into account reasonable hypotheses regarding audience numbers.

Programming cost assumptions took into account forecasted internal and external audiovisual production costs, as well as the amount of investment necessary to maintain audience levels.

The estimates cover a period of four years and for cash flows not considered, income to perpetuity is estimated using a growth rate of around 2% (the same rate used the year before). Estimated cash flows are discounted at a rate that represents the current market assessment of the risk-free rate and the specific situation of the industry. In this regard, the discount rate is between 8-9%, in line with last year.

Based on the assumptions used and the estimated cash flows calculated, no impairment was identified for either goodwill or intangibles with indefinite lives.

Sensitivity to changes in assumptions

Management believes that, based on information currently available, no reasonably likely change in any of the above key assumptions would cause the carrying value of the unit to materially exceed its recoverable amount as there is a significant safety margin with regard to carrying amount.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

10. Equity method investments

The amounts and changes in 2016 and 2015 in the items composing “Equity method investments” are as follows:

Equity method investment
Balance at December 31, 2014	9,901
Increases / decreases	7,448
Share in profit (loss) of associates	(313)
Dividends received	(2,096)
Other movements	(58)

Balance at December 31, 2015	14,882
Increases / decreases	812
Share in profit (loss) of associates	3,117
Dividends received	(2,566)
Other movements	—

Balance at December 31, 2016	16,245

2016 and 2015 dividends correspond to La Fabrica de la Tele, Producciones Mandarina, Megamedia Television and Supersport TelevisiOn subsidiaries.

The breakdown by company of investments accounted for by the equity method is as follows:

	Investments accounted for using the equity method		Results of companies accounted for using the equity method
Company	2016	2015	2016	2015
Pegaso Television, Inc.	1,486	1,681	(196)	(820)
Producciones Mandarina, S.L.	2,409	2,429	372	552
La Fabrica de la Tele, S.L.	2,194	2,763	1,113	1,135
Emissions Digitals de Catalunya S.A. (*)	8,800	6,916	1,074	(1,884)
Megamedia Television, S.L.	448	286	305	204
Supersport TelevisiOn, S.L.	904	807	446	500
AUNIA Publicidad Interactiva, S.L.U.	4	—	3	—
Total	16,245	14,882	3,117	(313)

(*) Audited by PWC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

a)    Key financial highlights of companies accounted for using the equity method in 2016 and 2015:

2016	Assets	Equity	Liabilities	Income	Outcome
(Thousand of euros)
Pegaso Television, Inc. (1)	n.d.	3,400	n.d.	n.d.	(446)
Producciones Mandarina, S.L.	9,494	8,031	1,463	12,464	1,215
La Fabrica de la Tele, S.L.	13,927	7,309	6,618	27,911	3,770
Megamedia Television, S.L.	3,185	1,492	1,693	7,796	1,016
Supersport TelevisiOn, S.L.	5,994	3,013	2,981	15,659	1,488
Emissions Digitals de Calalunya, S.A.	6,720	(5,126)	11,846	14,694	(6,498)
AUNIA Publicidad Interactiva, S.L.0	652	14	638	1,463	5

(1) Unaudited

2015	Assets	Equity	Liabilities	Income	Outcome
(Thousand of euros)
Pegaso Television, Inc. (1)	n.d.	3,846	n.d.	n.d.	(1,876)
Producciones Mandarina, S.L.	9,098	8,119	979	14,425	1,862
La Fabrica de la Tele, S.L.	15,041	9,143	5,898	27,690	3,718
Megamedia TelevisiOn, S.L.	1,918	954	964	5,229	681
Supersport TelevisiOn, S.L.	5,674	2,691	2,983	18,979	1,666
Emissions Digitals de Calalunya, S.A.	7,442	(3,631)	11,071	14,912	(6,481)

(1) Unaudited

b)    Main changes during the year

Changes in investments accounted by the equity method are detailed in Note 1 under “Changes in the consolidation Scope”.

2016

On March 4, 2016, the Group acquired 50% of AUNIA Publicidad Interactiva, S.L.U.

On October 25, 2016, the capital increase in Emissions Digitals de Catalunya, S.A. was filed with the Barcelona Mercantile Registry; the Group contributed an amount which is proportionately lower than that of the rest of its shareholders, with the ownership percentage dropping from 40% to 34.66% of share capital.

2015

The Group sold its investment in Editora Digital de Medios, S.L., 60 DB Entertainment, S.L., and BigBang Media, S.L, which arose in a net profit of 151 thousand euros.

On May 27, 2015, Mediaset Espana ComunicaciOn, S.A. acquired 40% of Emissions Digitals de Catalunya, S.A., comprised of 1,312 shares (numbers 1,969 to 3,280, inclusive). This company’s registered address is in Barcelona, Avenida Diagonal 477, planta 16a.

It is considered to share joint control, as there is a contractual agreement stipulating shared control of economic activity, and that its strategic, financial, and operating decisions are made unanimously by the parties sharing control.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

On July 4, 2014, the Company sold 22% of its share capital in Distribuidora de Television Digital, S.A. to TelefOnica de Contenidos, S.A., for 325,000 thousand euros, broken down as follows: an initial price of 295,000 thousand euros plus 30,000 thousand euros for renouncing extension or preferential acquisition rights for its investment in Prisa.

In 2015, 10,000 thousand euros in additional compensation were received when Telefónica acquired the Prisa package of shares in DTS, which were recognized during the year under “Gains (losses) on disposals and other gains (losses)”. In 2015, the additional complementary amount of up to 30,000 thousand euros was open, arising from the potential increase in the number of platform subscribers from the time control passed to Telefónica, with an effective four-year period from that moment onward.

Income recognized during the year related to the complementary amount totaled 2,387 thousand euros.

In 2014, the Group’s stake in Grupo Yamm Comida a Domicilio, S.L. was transferred to “Non-current assets held for sale,” which was then sold on January 26, 2015. This divestiture resulted in a 5,438 thousand euro profit which is recognized under “Gains (losses) on disposals of non-current assets available for sale”.

11. Other non-current financial assets

The following are included under “Other non-current financial assets”:

	12/31/2016	12/31/2015
Long term deposits	110	203
Loans to related companies (Note 25.1)	4,186	4,053
Other financial assets	12,094	9,394
Other	300	1,163
Total (Note 23.2)	16,690	14,813

Non-current loans to related companies

In 2016 and 2015, “Non-current loans, related companies” included loans granted to Pegaso Television

Other financial assets

This heading includes several minority financial investments in non-listed companies classified as available for sale assets (Note 13.2).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

12.    Other current assets

The breakdown of “Other current assets” is as follows:

	12/31/2016	12/31/2015
Prepaid expenses	6,550	6,796
Advance commissions	23	27
Total	6,573	6,823

Prepaid expenses mainly relate to retransmission rights for programs which have yet to be broadcast.

13.    Financial Instruments

13.1 Derivatives

The Group uses financial instruments to hedge the foreign currency risks relating to purchases of audiovisual property rights in the year and, when necessary, to hedge those related to commercial transactions with customers, which are recognized in the consolidated statement of financial position. As required by the corresponding measurement and recognition policy, these derivatives are classified as “held for trading.”

The breakdown, by maturity, of the notional amounts of derivatives outstanding at the Group at December 31, 2016 and 2015 is as follows:

Derivative financial assets

		Amount in $
2016	Notional amount/ Maturity up to one year	Dollars	Year - end (€/$) exc. rate	Fair value (Note 13.2)
Purchase of unmatured currency
Purchase of dollars in euros	12,957	14,405	1.0541	629
Sales of dollars in euros	—	—	—	—

Neto	12,957	14,405		629

		Amount in $
2015	Notional amount/ Maturity up to one year	Dollars	Year - end (€/$) exc. rate	Fair value (Note 13.2)
Purchase of unmatured currency
Purchase of dollars in euros	19,336	22,082	1.0887	865
Sales of dollars in euros	—	—	—	—

Neto	19,336	22,082		865

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

Derivative financial liabilities

	Notional	Amount in $
2016	amount/ Maturity up to one year	Dollars	Year - end (€/$) exc. rate	Fair value (Note 13.2)
Purchase of unmatured currency
Purchase of dollars in euros	—	—	—	—
Sales of dollars in euros	363	408	1.0541	(23)

Neto	363	408		(23)

	Notional	Amount in $
2015	amount/ Maturity up to one year	Dollars	Year - end (€/$) exc. rate	Fair value (Note 13.2)
Purchase of unmatured currency
Purchase of dollars in euros	—	—	—	—
Sales of dollars in euros	523	577	1.0887	(7)

Neto	523	577		(7)

The foreign currency derivatives associated with the property rights are measured at the difference between the present value of the quoted foreign currency hedge at the forward exchange rate in the contract and the value of the quoted foreign currency hedge at year end.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

13.2 The classification of financial assets and liabilities per the categories established in IFRS would be as follows:

	Equity instruments		Loans, derivatives and other financial assets		Total
(Thousands of euros)	2016	2015	2016	2015	2016	2015
Non-current financial assets
Assets at fair value through profit or loss
Held for trading	—	—	—	—	—	—
Other	—	—	—	—	—	—
Held-to-maturity investments	—	—	—	—	—	—
Loans and receivables	—	—	4,596	5,419	4,596	5,419
Available-for-sale financial assets
Measured at fair value	12,094	9,394	—	—	12,094	9,394
Measured at cost	—	—	—	—	—	—
Derivatives	—	—	—	—	—	—
TOTAL	12,094	9,394	4,596	5,419	16,690	14,813
Current financial assets

Assets at fair value through profit or loss
Held for trading	—	—	—	—	—	—
Other	—	—	—	—	—	—
Held-to-maturity investments	—	—	—	—	—	—
Loans and receivables	—	—	217,853	226,561	217,853	226,561
Available-for-sale financial assets
Measured at fair value	—	—	—	—	—	—
Measured at cost	—	—	—	—	—	—
Assets held for sale	—	—	—	—	—	—
Derivatives	—	—	629	865	629	865
TOTAL	—	—	218,482	227,426	218,482	227,426
TOTAL	12,094	9,394	223,078	232,845	235,172	242,239

These financial assets are classified in the consolidated statement of financial position as follows:

	2016	2015
Non-current financial assets (Note 11)	16,690	14,813
Accounts receivable	215,379	226,407
Other current financial assets	3,103	1,019
	235,172	242,239

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

“Accounts receivable” includes trade receivables less provisions for uncollectible receivables, which amounted to a gross 225,729 thousand euros in 2016 (2015: 242,745 thousand euros).

The maturity of the principal financial assets is as shown in the following table (in thousands of euros):

		Maturity
2016	Balance	Under 3 months or past due	6 months	12 months	18 months
Trade receivables	213,882	213,265	265	352	—
Other debtors	53	53	—	—	—
Other financial current assets	3,103	3,103		—	—
Total	217,038	216,421	265	352	0

		Maturity
2015	Balance	Under 3 months or past due	6 months	12 months	18 months
Trade receivables	224,732	222,213	2,459	60	—
Other debtors	453	453	—	—	—
Other financial current assets	1,019	1,019		—	—
Total	226,204	223,685	2,459	60	0

The maturities of the trade receivables from related parties are shown in detail in Note 25.1.

	Bank borrowings		Payables, derivatives and other financial assets		Total
(Thousands of euros)	2016	2015	2016	2015	2016	2015
Non-current financial liabilities
Trade and other payables	—	150	13,721	7,554	13,721	7,704
Liabilities at fair value through profit or loss
Held for trading	—	—	—	—	—	—
Others					—	—
Derivatives	—	—	—	—	—	—
TOTAL	—	150	13,721	7,554	13,721	7,704
Current financial liabilities
Trade and other payables	924	478	222,998	226,485	223,922	226,963
Liabilities at fair value through profit or loss
Held for trading	—	—	—	—	—	—
Others	—	—	—	—	—	—
Derivatives	—	—	23	7	23	7
TOTAL	924	478	223,021	226,492	223,945	226,970
TOTAL	924	628	236,742	234,046	237,666	234,674

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

At December 31, 2016, the Company had credit facilities amounting to 295,000 thousand euros. These bear interest at EURIBOR plus a market spread in line with Group solvency. In 2015, existing credit facilities totaled 360,000 thousand euro. These bear interest at IBOR plus a market spread in line with Group solvency.

The maturities of the 295,000 thousand euros of these credit facilities will be distributed between February of 2017 and 2018, and it is likely they will be renewed at the amounts which are appropriate to operational needs, and at prices which are in line with financial capacity and solvency.

At year-end 2016 and 2015 no amounts had been drawn down.

These financial liabilities are classified in the statement of financial position as follows:

	2016	2015
Non-current borrowings from related parties (Note 17)	7,549	—
Non-current borrowings from third parties (Note 18)	6,105	7,380
Other non-current liabilities	67	324
Payable to related parties (Note 26.1)	22,124	25,034
Accounts payable for purchases and services	121,366	110,869
Accounts payable for audiovisual property rights	62,862	71,657
Bank borrowings	924	478
Current borrowings with third parties (Note 18)	1,238	1,061
Payables for non-current asset acquisitions	3,358	6,058
Remuneration payable	11,796	11,414
Other borrowings	277	399
	237,666	234,674

There are no significant differences between the fair value and the net carrying amounts of financial assets and liabilities at December 31, 2016 and 2015.

The maturity of the principal financial instruments is as shown in the following table (in thousands of euros):

		Maturities
2016	Balance	3 months	6 months	12 months
Accounts payable for purchases and services	121,366	117,221	4,145	—
Accounts payable for audiovisual property rights	62,862	62,644	159	59
Bank borrowings	924	924	—	—
Payables for non-current asset acquisitions	3,358	3,240	118	—
Total	188,510	184,029	4,422	59

		Maturities
2015	Balance	3 months	6 months	12 months
Accounts payable for purchases and services	110,869	110,817	52	—
Accounts payable for audiovisual property rights	71,657	71,309	318	30
Bank borrowings	478	478	—	—
Payables for non-current asset acquisitions	6,058	6,044	14	—
Total	189,062	188,648	384	30

The maturities of the borrowings from related parties are shown in detail in Note 25.1.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

13.3 Measurement at fair value

The following table reflects the fair value hierarchy of the Group’s assets.

Breakdown of the fair value of the Group’s assets in 2016:

	Fair value measurement used
					Significant
					non-
			Listed value on	Significant	observable
			active markets	observable	values
Thousands of euros	Measurement date	Total	(Level 1)	values	(Level 3

Assets measured at fair value:		(Level 2)
Financial assets - derivatives (Note 13.1)
Forward currency contracts - $US	December 31, 2016	629	—	629	—
Available-for-sale financial assets (Note 13.2)
Unlisted shares
Different sectors with internet platforms	December 31, 2016	12,094	—	—	12,094

Breakdown of the fair value of the Group’s assets in 2015:

	Fair value measurement used
					Significant
					non-
			Listed value on	Significant	observable
			active markets	observable	values
Thousands of euros	Measurement date	Total	(Level 1)	values	(Level 3
Assets measured at fair value:
Financial assets - derivatives (Note 13.1)
Forward currency contracts - $US	December 31, 2015	865	—	865	—
Available-for-sale financial assets (Note 13.2)
Unlisted shares
Different sectors with internet platforms	December 31, 2015	9,394	—	—	9,394

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

13.4 Information on the average payment period to suppliers. Third additional provision: “Disclosure requirements” of Law 15/2010 of July 5.”

Information on the average payment period to suppliers is as follows:

	2016	2015
(Days)
Average supplier payment period	68	77
Ratio of paid transactions	73	79
Ratio of transactions pending payment	41	68
(Thousands of euros/Euros)
Total payments made	540,606	569,799
Total future payments	96,720	96,449

This difference is notable when compared to the maximum stipulated by payment arrears regulations, and is exclusively due to the rigorous control exercised by the Group with regard to mercantile and tax requirements to be met by invoices received, meaning that they are not paid until the incidents detected have not been resolved. The Group scrupulously meets its commitments with regard to legislation aimed at battling late payments.

13.5 Capital management policy

The Group’s capital management policy is focused on securing a return on investment for shareholders that maximizes the profitability of their contribution to the company with the least amount of risk possible, contributing with an attractive risk investment in line with the current economic and business environment. The capital structure of the company places it in an excellent position as a result of its significant capacity to generate positive cash flows, even in the current markets condition.

13.6 Risk management policy

To efficiently manage the risks to which the Group is exposed, certain control and prevention mechanisms have been designed and implemented, led by the senior executives of the Group in the Audit Committees. These mechanisms have been put into place in the corporate governance rules and have been applied throughout the Group.

The measures adopted by the Group to manage risks can be classified into three main categories and were designed to cover exposure to credit risk, liquidity risk, and market risk.

13.6.1 Credit risk

Credit risk exists when a potential loss may arise from the Company’s counterparty not meeting its contractual obligations, i.e., the possibility that financial assets will not be recovered at their carrying amount within the established timeframe

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

The Group maximum exposure to credit risk at December 31, 2016 and December 31, 2015 is as follows:

	2016 Thousands of euros	2015 Thousands of euros
Non-current receivables	16,690	14,813
Trade and other receivables	228,346	242,382
Trade receivables from related parties	1,387	1,089
Current financial assets	3,103	1,019
Cash and cash equivalents	190,790	211,397
	440,316	470,700

For the purposes of credit risk Group management differentiates between financial assets arising from operations and those arising from investments.

13.6.2 Oper ating activities

Most of the operating activities of the Group consist of advertising revenues.

Group management has developed a policy whereby credit limit by customer type and authorization levels in order to approve transactions are established.

The financial assets considered as part of the operating activities are mainly trade receivables for sales and services.

From a business standpoint, the Group considers the advertisers to be the end customer; none of these represents significant business revenue in terms of the Group’s total turnover. It is standard sector practice to use media agencies as intermediaries between advertisers and the television channel offering the advertising space.

The Group constantly monitors the age of its debt, and there were no risk situations at year end.

13.6.3 Investing activities

The financial assets considered as investment activity are non-current loans (Note 11), non-current financial investments (Note 11) and current financial investments. Those notes provide information on the concentration of this risk and the related maturities.

A Financial Risk Management Procedures Manual sets forth the general criteria governing investments of the Group’s treasury surpluses, which, in broad terms, are as follows:

•      The investments are made with institutions (whether domestic or foreign) of recognized financial solvency measured based on their current ratings.

•      The investments are placed in conservative products (bank deposits, debt repos, etc.,) on which, in general, the repayment of the invested capital is guaranteed.

•      Authorizations for the corresponding investments are limited by the powers granted to the group’s senior executives and, in any event, are highly restricted (according to the amount, the Chief Executive Officer, General Management and Operations Director, and Financial Director).

•      Under ordinary circumstances, the longest term is three months and the investments usually offer automatically available funds.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

13.6.4 Liquidity risk

The Company’s financial structure is at a low liquidity risk, given the absence of financial leveraging and the level of operating cash flows generated each year.

Liquidity risk would result from the Group having insufficient funds or access to sufficient funds at an acceptable cost to meet its payment obligations at all times. The Group’s objective is to maintain sufficient available funds to conduct its business.

The Group’s policies establish the minimum liquidity levels required at all times:

•                  Excess liquidity may only be invested in certain types of assets (see previous section on credit risk/investment activities) the liquidity of which is guaranteed.

•                  The amount of the Group’s revolving credit lines ensures that the Group is able to meet its operating needs as well as finance new short-term investment projects. At year-end 2016, the opening credit lines total 295 million euros, the same amount as during 2015. Given the actual market situation, these credit lines have been contracted under very competitive financial conditions, which strengthen the financial sector’s perception that the Group is creditworthy and sound.

13.6.5 Market risk (exchange rate, interest rate, and price risk)

Given the nearly complete absence of financial debt, there are no financial risks associated with interest-rate movements. Nevertheless, and for illustrative purposes, the Group has conducted a test to determine the sensitivity of the Group’s cash surpluses to certain modifications in interest rates.

The following assumption was used: beginning with our year-end cash surpluses, and taking the 1-month Euribor at December 31, 2016, as the benchmark, we applied a variation of +50 basis points -20 basis points (+50 basis points — 20 basis points in 2015).

The sensitivity test shows that the impact of variations on the interest rates applied to the cash surpluses at December 31 would, in any event, not be significant and would exclusively affect the amount of financial income.

	Reference rate (%)	Cash surpluses	Annual interest	50 b.p.	Annual interest	-20 b.p.	Annual interest
12/31/2016	-0.368%	177,448	(653)	0.132%	234	-0.568%	(1,008)

	Reference rate (%)	Cash surpluses	Annual interest	50 b.p.	Annual interest	-20 b.p.	Annual interest
12/31/2015	-0.205%	192,405	(394)	0.295%	568	-0.405%	(779)

13.6.6 Sensitivity analysis and estimates of the impact of changes in exchange rates on the separate income statement

The financial instruments exposed to euros/$ exchange-rate risk, mainly consisting of future currency-purchase agreements, have undergone a sensitivity test at the statement of financial position date.

The exposed statement of financial position value of these financial instruments was corrected by applying a symmetrical percentage change, equal to the 1-year implicit volatility of the currency in question published by Reuters (2016: 10.52% and 2015: 10.07%), to the year-end exchange rate.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

The sensitivity test shows that the variations on the year-end exchange rate would have had an impact on the Separate income statement account that, in any event, is not significant.

Analysis of derivative assets in foreign currencies:

12/31/2016			12/31/2015
USD	Exchange rate	Differences	USD	Exchange rate	Differences
14,405	1.0541	629	22,082	1.0887	865
Análisis de sensibilidad
14,405	1.165	(655)	22,082	1.1983	(976)
14,405	0.9432	2,212	22,082	0.9791	3,117

Analysis of derivative liabilities in foreign currencies:

12/31/2016			12/31/2015
USD	Exchange rate	Differences	USD	Exchange rate	Differences
408	1.0541	(23)	577	1.0887	(7)
Sensitivity analysis
408	1.165	14	577	1.1983	42
408	0.9432	(68)	577	0.9791	(66)

Analysis of accounts payables to suppliers in foreign currency:

12/31/2016			12/31/2015
USD	Exchange rate	Differences	USD	Exchange rate	Differences
15,230	1.0541	(570)	24,861	1.0887	(894)
Sensitivity analysis
15,230	1.165	805	24,861	1.1983	1,195
15,230	0.9432	(2,269)	24,861	0.9791	(3,450)

Analysis of accounts receivables in foreign currency:

12/31/2016			12/31/2015
USD	Exchange rate	Differences	USD	Exchange rate	Differences
408	1.0541	20	577	1.0887	12
Sensitivity analysis
408	1.165	(16)	577	1.1983	(37)
408	0.9432	66	577	0.9791	71

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

14. Cash and cash equivalents

The breakdown of “Cash and cash equivalents” is as follows:

	12/31/2016	12/31/2015
Cash	190,790	211,397
Total	190,790	211,397

No restrictions to the availability of balances exist.

Equity

15.1. Share capital

On April 13, 2016, at the Annual General Meeting, the shareholders agreed to a share capital decrease amounting to 14,729 thousand euros through the redemption of 29,457,794 treasury shares, representative of 10% of share capital when this decision was made, leaving share capital at 168,359 thousand euros.

The deed was filed with the Mercantile Register of Madrid on June 22, 2016.

At December 31, 2016, the share capital consisted of 336,717,490 shares with a value of 0.50 euros each, represented by a book-entry system (366,175,284 shares with a value of 0.50 euros each at December 31, 2015). All share capital has been fully subscribed and paid up and is held as follows:

	2016	2015
Owner	% Interest	% Interest
Mediaset, S.p.A.	50.21	46.17
Free float	49.79	48.51
Treasury shares	—	5.32
Total	100.00	100.00

All the shares making up the company’s issued capital enjoy the same rights.

Share transfers are governed by the General Audiovisual Communication Law 7/2010, of March 31.

15.2 Share premium

The share premium can be freely distributed. This decrease in 2016 was due to the capital decrease approved by the shareholders in general meeting on April 13, 2016.

15.3 Legal reserve and Goodwill reserve

Under the Spanish Companies Law, 10% of net profit for each year must be transferred to the legal reserve until the balance of this reserve reaches at least 20% of the share capital.

The legal reserve can be used to increase capital provided that the remaining reserve balance does not fall below 10% of the increased share capital amount. Otherwise, until the legal reserve exceeds 20% of share capital, it can only be used to offset losses, provided that sufficient other reserves are not available for this purpose.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

The parent has set aside the full legal reserve required, included under “Other reserves” on the accompanying consolidated statement of financial position.

The parent has set aside a non-distribute reserve of 57,596 thousand euros at December 31, 2015. Effective January 1, 2016, this reserve will be reclassified to voluntary reserves, and will be available in the amount which surpasses goodwill recorded on the consolidated statement of financial position.

This reserve was set aside during prior years, in accordance with Section 4 of Article 273 of the revised text of the Spanish Corporations Law (amended effective January 1, 2016), which stated that companies were required to set aside a non-distributable reserve representing at least 5% of goodwill on the assets side of the balance sheet charged to the year; where this is not necessary, charged to voluntary reserves, and was restricted as long as the related goodwill was recognized on these consolidated financial statements.

This reserve is restricted, and as established by the first transitional provision of Royal Decree 602/2016 of December 2, and effective January 1, 2016, this reserve will be reclassified to voluntary reserves, and will be available in the amount which surpasses goodwill recorded on the assets side of the balance sheet.

15.4 Dividends

During the general shareholders meeting, dated on April 13th of 2016, the decision was made to distribute profit for 2015 as follows:

2015
Profit for the year	167,404
Total	167,404

Dividends	167,404
Total	167,404

The ordinary dividend amounts to 0.497591 euros per share after deducting the amount corresponding to the Company’s treasury shares.

The dividend was paid to the shareholders of Mediaset España Comunicación, S.A. on April 19, 2016.

15.5 Treasury shares

Treasury shares were acquired mainly to cover the company’s commitments in relation to share option plans. These plans are described in Note 22 to these consolidated financial statements. However, due to the sale of the 22% share in DTS Distribuidora de TV Digital, S.A. during 2014, the decision was made to create a repurchasing plan designed so that shareholders would receive a remuneration similar to the amount of the acquisition of the investment.

The plan was finally completed during 2015. During October 2015, approval was granted for launch of the new plan at the maximum amount of 150 million euros. The Plan ended in February, 2016.

The Company did not have any treasury shares at the end of 2016 (19,476,506 at the end of 2015) with a value of 214,828 thousand euros, representing 5.32% of share capital.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

The changes in “Treasury shares” in 2016 and 2015 were as follows:

	2016		2015
	Number of shares	Amount (*)	Number of shares	Amount (*)
At beginning of year	19,476,506	214,837	39,284,862	371,373
Increase	10,293,034	91,659	21,609,964	238,585
Decrease	(29,769,540)	(306,496)	(41,418,320)	(395,122)
At year end	—	—	19,476,506	214,837

(*) Amounts in thousands of euros

The decrease in the number of treasury shares is chiefly due to the capital decrease approved by the shareholders in general meeting on April 13, 2016, and to a lesser degree, to the exercise of share options by certain beneficiaries, which were hedged by treasury shares, while increases are thanks to the execution of the share repurchasing plans underway on February 20, 2016.

15.6 Non-controlling interests

The breakdown, by company, of the balance of “Non-controlling interests” in the consolidated statement of financial position at December 31, 2016 and 2015 is as follows:

	2016			2015
			Consolidated			Consolidated
		Separated	profit(loss)		Separated	profit(loss)
		profit(loss)	attributable		profit(loss)	attributable
	Non-	attributable to	to non-	Non-	attributable	to non-
	controlling	non-controlling	controlling	controlling	non-controlling	controlling
	interest	interests	interests	interest	interests	interests
Mediacinco Cartera, S.L.(*)	8,069	(127)	(127)	8,197	(107)	(107)
Netsonic S.L.	(172)	(145)	(145)	(28)	(106)	(106)
Total	7,897	(272)	(272)	8,169	(213)	(213)

(*) Mediaset Investment, S.R.L.A. owns 25%.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

16. Non-current provisions and contingencies

Non-current provisions

These include provisions made in 2016 and prior years to cover, among other items, contingent risks arising from litigation in progress and unresolved tax assessments.

The changes in non-current provisions in the years ended December 31, 2016 and 2015 were as follows:

2016	Balance at 12/31/2015	Charge for the year	Amount used	Amounts reversed	Transfer	Balance at 12/31/2016
Provision for contingencies and charges	10,386	4,318	(2,967)	(2,586)	—	9,151

2015	Balance at 12/31/2014	Charge for the year	Amount used	Amounts reversed	Transfer	Balance at 12/31/2015
Provision for contingencies and charges	9,678	6,066	(2,789)	(2,964)	395	10,386

At December 31, 2016 and 2015, provisions for liabilities and charges relate to pending lawsuits and appeals between the Group and third parties. Provisions recognized in the year relate to new lawsuits facing the Group, while reversals relate to litigation that has been resolved.

The Company’s directors and legal advisors have evaluated related risks, and where such risks are considered probable and their economic effects quantifiable, they have made the appropriate provisions. When risks are only considered to be possible, no provisions are recognized, and are described below.

Contingencies

PROCEEDINGS RELATIVE TO THE LATE PRESENTATION OF THE ACTION PLAN

On August 2, 2011, the Comisión Nacional de la Competencia current Comisión Nacional de los Mercados y la Competencia (CNMC) handed down a resolution on dossier SNC/0012/11 (Concentración Telecinco-Cuatro) in which it declared Mediaset España Comunicación responsible for a very serious violation of Anti-Trust Law, as it did not present an Action Plan (including commitments with the CNC) within the established deadline, setting a fine of 3,600 thousand euros.

This resolution was appealed before the National Court of Justice as part of ordinary civil lawsuit 474/2011. A sentence handed down on January 8, 2013 overruled it, upholding the imposition of the fine.

Another appeal was filed before the Supreme Court, and admitted on September 21, 2015, with a ruling that the appealed sentence was contested, ordering the return of the proceedings to the CNMC for it to hand down another decision proportionate to the charged and justified infraction.

On May 12, 2016, the CNMC dictated a new resolution which decreased the initial fine to 1,676 thousand euros. A new appeal and request for injunction was filed before and accepted by the National Court of Justice, based on the consideration that the sanction is not duly justified, and is also disproportionate to the infraction.

Thus, the accompanying consolidated statement of financial position does not include a provision for this contingency, as the directors and legal advisors do not consider it likely that this risk will materialize.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

PROCEEDINGS RELATED TO MEDIASET ESPAÑA’S SUPPOSED FAILURE TO COMPLY WITH THE TELECINCO-CUATRO MERGER COMMITMENTS

On February 6, 2013, the Comisión Nacional de los Mercados y la Competencia (CNMC) handed down a ruling on Dossier SNC/0024/12 Mediaset (the “resolution”), in which Mediaset España Comunicación, S.A. (“Mediaset España’) failed to comply with certain commitments and obligations established in the C-0230/10 Telecinco/Cuatro merger dossier; a fine of 15,600 thousand euros was set.

The resolution states that Mediaset España failed to comply in 2011 and 2012 with four of the twelve commitments upon which the Telecinco/Cuatro merger was authorized (commitments (ii), (iii), (vi) and (xii)), as well as different requirements for providing information to the CNMC regarding these commitments.

The commitments set Mediaset España restrictions in order to neutralize or compensate for potential anti-trust issues arising from the transaction.

The commitments were subsequently met unilaterally by the CNMC by an Action Plan imposed on the Company, with an interpretation of the commitments which was strict to the point that it substantially modified its content, affecting both advertising as well as content acquisition. For example, the “interpretation” considered that the duration of contracts for acquiring content should be calculated commencing on their signing date, rather than when the rights commenced.

Mediaset España did not fail to comply with any of its commitments with the CNMC.

Therefore, Mediaset España appealed the resolution in time and substance before the National Court of Justice, which subsequently suspended of the fine.

Meanwhile, in its sentence handed down on December 15, 2014 in appeal 2038/2012, the Supreme Court partially upheld the appeal for judicial review filed against the above Action Plan, thereby annulling the portion leading to the alleged infringement and corresponding sanction. Therefore, regardless of the outcome of the appeal, the ruling annuls it; in any case, it should be recalculated.

Thus, the accompanying consolidated statement of financial position does not include a provision for this contingency, as the directors and legal advisors do not consider it likely that this risk will materialize.

PROCEEDINGS RELATED TO MEDIASET ESPAÑA’S SUPPOSED FAILURE TO COMPLY WITH THE TELECINCO-CUATRO MERGER COMMITMENTS

On September 17, 2015, the Consejo de la Comisión Nacional de Defensa de la Competencia (CNMC) handed down a ruling on Dossier SNC/0036/15 Mediaset (the “resolution”), in which it found that Mediaset España Comunicación, S.A. (“Mediaset España’) failed to comply with one of the commitments of the Telecinco/Cuatro merger, and therefore set a fine of 3,000 thousand euros.

Specifically, based on the Resolution, Mediaset España supposedly did not comply in 2013 with the terms of the commitment (ii), as it allegedly linked the sale of Telecinco and Cuatro advertising space in a formal or de facto manner.

However, Mediaset España did not fail to comply with the above commitment, as there is not proof beyond a reasonable doubt that the conduct in question are tantamount to infractions; Mediaset sales figures for the period demonstrated that none of the alleged infractions took place. Reports prepared by external advisors conclude that Publiespaña did not fail to meet its commitments nor has it violated anti-trust laws.

Therefore, Mediaset España appealed the resolution in time and substance before the National Court of Justice, which subsequently suspended of the fine.

As in the previous dossier, the accompanying consolidated statement of fnancial position does not include a provision for this contingency, as the directors and legal advisors do not consider it likely that this risk will arise.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

MADRID COURT OF FIRST INSTANCE 6: REGULAR PROCESS NUMBER 1181/10

The Company filed a lawsuit of ordinary proceedings on November 19, 2010 against the contents supplier ITV requesting that a contract granting the licensing format of PASAPALABRA, as well as other related contracts: one for the provision of library programs, and another for developing TV formats.

ITV requested that the claim be dismissed and also filed a counterclaim requesting that the Company be ordered to pay the contract transaction costs as well as an indemnity for damages and losses.

On February 3, 2014, the Court handed down a sentence overturning the order while partially upholding the counterclaim, declaring that the Company had not complied with the agreements reached with ITV, and that it was in violation of certain rights; the Company was ordered to pay the amounts claimed in the appeal.The amount was eventually paid (approximately 15 million euros, of which 5.4 million euros corresponded to the Pasapalabra format contract).

Subsequently, on September 20, 2016, the Madrid Appellate Court partially upheld the appeal filed by the Company, nearly halving the amount of the indemnity to which it had originally been ordered to pay; it the resolution considered that the two contracts signed in conjunction with the Pasapalabra format had not been complied with. Still unknown is the amount payable by the Company to continue using the program’s format subsequent to termination of the contract.

This sentence is not final, as it was appealed before the Supreme Court; the Company expects to be fully exonerated.

As explained in Note 16, the Group is open to inspection of certain tax returns, but its directors and tax advisors consider that no significant tax contingencies will materialize, and if they do, they will not have a significant effect on the accompanying balance sheet.

17. Non-current borrowings from related parties

This includes a loan granted by Mediaset Investment, S.R.L.A. to Mediacinco Cartera, S.L. (Note 25.1). At December, 2015, this loan was transferred to current loans as it matured on December 31, 2016. The interest rate was 3-month Euribor plus a 2.40% spread. In 2016 it was decided to change the contract’s maturity date to December 31, 2019. The interest rate was 3-month Euribor plus a 2% spread.

18. Borrowings from third parties

This heading includes a loan granted by Catalunya Comunicacio, S.L.U. totaling 8,800 thousand euros for the acquisition of the investment in Emissions Digitals de Catalunya, S.A., of which 1,238 were classified as current in 2016 (1,061 as of December 2015) Said loan matures in 4 years and bears an interest rate of 2%. In 2016, a total of 1,098 thousand euros had been repaid (359 as of December 2015)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

19.            Current provisions

The breakdown of “Current provisions” for 2016 and 2015 is as follows:

	Balance at 12/31/2015	Additions	Applications	Reversions	Traspaso	Balance at 12/31/2016
Provisions for sales volume rebates	34,839	33,413	(32,594)	—	—	35,658
Provision for outstanding litigation	98	25	—	(10)	—	113
	34,937	33,438	(32,594)	(10)	—	35,771

	Balance at 12/31/2014	Additions	Applications	Reversions	Traspaso	Balance at 12/31/2015
Provisions for sales volume rebates	33,441	33,441	(30,073)	—	—	34,839
Provision for outstanding litigation	6,955	98	(6,955)	—	—	98
	38,426	33,539	(37,028)	—	—	34,937

Provisions for outstanding litigation - read in conjunction with Note 16.

20.       Tax matters

20.1.Consolidated Tax Group

Pursuant to current legislation, the Consolidated Tax Group includes Mediaset España Comunicación, S.A., as the parent, and the Spanish subsidiaries that meet the requirements provided for in Spanish legislation regulating the taxation of the consolidated profits of corporate groups (Note 4.20).

The Group’s other subsidiaries file individual tax returns in accordance with the tax legislation in force.

20.2.Years open to tax inspection

Under prevailing tax regulations, tax returns may not be considered final until they have either been inspected by the tax authorities or until the four-year inspection period has prescribed.

On January 13, 2016, notification was received from the Spanish Tax Authorities and customs control department of the central office of major taxpayers that a tax inspection proceeding had been opened for the following items and years open to inspection:

Item(s)	Years
Income Tax	2011 to 2014
Value added tax	2012 to 2014
Withholdings/Payments on account/Professionals	2012 to 2014
Withholdings, non-resident income tax	2012 to 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

On September 20, and October 5 of 2016, tax assessments were signed in conformity in the amount of 1,116 thousand euros, thereby concluding all the above actions.

The following Group items and periods are open to inspection:

Item(s)	Years
Income Tax	2015
Value added tax	2015 to 2016
Withholding, non-resident income tax	2015 to 2016
Gaming tax	2013 to 2016
Annual transaction statement	2012 to 2015
Consolidated statement of intra-regional delivery and acquisition of assets	2015 to 2016
Decl. Recapitulativa entreg. y adq. Intracom.bienes	2013 to 2016

In 2013 the verification procedures carried out by the Spanish Tax Authorities’ Tax and Customs Control Department of the Central Office of Major Taxpayers on the following items finalized: “Taxes on games of luck, bets, or chance: raffles and tombolas” as well as “Gaming tax: bets and promotional draws” for June, 2008 to December 2011. Assessments raised totaling 9,029 thousand euros (Note 21.1) and the proposed settlement refer to Company transactions carried out in close observance of the criteria established by the tax authorities (more specifically the inspectors) arising from previous inspections and related to the same items and transactions identical in nature, and therefore, the parent’s directors and tax advisors consider, there are solid arguments in the Company’s defense for applying the above criteria in both lawsuits and appeals, and consequently obtaining a favorable result.

Based on the best interpretation of current legislation, the parent’s directors and tax advisors consider that no significant tax contingencies would arise as a result of varying interpretations of the tax legislation applicable to the Group’s transactions.

Therefore, the accompanying consolidated statement of financial position does not include a provision for tax contingencies.

20.3 Balances relating to Public Authorities

The breakdown of balances relating to Public Authorities is as follows:

	Balance at 12/31/2016	Balance at 12/31/2015
Deferred tax liabilities	11,784	8,316
Value added tax liability	8,778	10,814
Personal income tax withholdings	2,961	2,691
Payable to Social Security	1,604	1,563
Other public entities	7,466	7,440
Payable to tax authorities	20,809	22,508

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

	Balance at 12/31/2016	Balance at 12/31/2015
Deferred tax assets	112,953	134,507
Income tax receivable	13,555	9,424

Value added tax receivable	717	7,633
Other tax receivables	82	7
Receivable from tax authorities	799	7,640

As a result of Law 8/2009 on the Financing of Radio Television Espanola and the definitive procedure for calculating, declaring, and paying the amount developed in Royal Decree 1004/2010 of August 5, which implemented Law 8/2009 and ITC order/2373/2010 of September 9, approving the statements and prepayments set out in Law 8/2009, the amount corresponding to 3% of the Company’s gross operating income billed is recognized under “Other public entities.” At December 31, 2016, the outstanding balance is 6,794 thousand euros (2015: 6,529 thousand euros).

20.4 Income tax

The detail of the calculation of the income tax expense/(income) is as follows:

	2016	2015
Consolidated separate income statement
Current income tax
- Current income tax expense	30,068	24,628
Change in deferred tax assets and liabilities
- Relating to increases and decreases in temporary differences	25,022	28,559
	55,090	53,187

	2016	2015
Consolidated statement of comprehensive income
Deferred taxes related to items recognized directly as other comprehensive income
- Net gain (loss) on disposal of assets arising from non-current assets held for sale	—	—
- Tax rate adjustment	—	—
Deferred taxes charged directly as other comprehensive income	—	—

	2016	2015
Consolidated profit before tax	225,815	219,140
Tax rate	56,454	61,359
Permanent differences	5,191	1,283
Utilization of unused tax losses	(7,887)	(10,004)
Other	1,332	549
	55,090	53,187

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

The reconciliation of net income and expenses for the year with tax results is as follows:

	2016		2015
	P&L	Equity	P&L	Equity
Consolidated profit before tax:	225,816	—	219,140	—
Permanent differences	20,763	—	4,582	—
Temporary differences	(31,549)	—	(69,232)	—
Taxable income	215,030	—	154,490	—

Income tax payable was calculated as follows:

2016
Taxable income	215,030
Tax payable (28%)	53,758
Utilization of unused tax losses	(13,439)
Deductions and rebates	(10,703)
Withholdings	(36,292)
Total income tax refund	(6,677)

2015
Taxable income	154,490
Tax payable (28%)	43,257
Utilization of unused tax losses	(10,814)
Deductions and rebates	(9,852)
Withholdings	(29,470)
Total income tax refund	(6,879)

Refundable Income tax is as follows:

	2016	2015
Corporate income tax refundable, 2014	—	2,524
Corporate income tax refundable, 2015	6,878	6,879
Corporate income tax refundable, 2016	6,677	—
Total	13,555	9,403

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

20.5 Deferred taxes

Corporation tax Law 27/2014, of November 27, modified the general tax rate to 28% in 2015, and 25% for subsequent years. As a result, the Company adjusted the deferred tax assets and liabilities from prior years based on the prevailing rate at the estimated reversal date. The effect of this adjustment in 2016 was a charge of 0 thousand euros (credit of 307 thousand euros in 2015).

				Income and expenses directly
	Balance at	Income statement		recognized in	Balance at
2016	12/31/2015	Increases	Decreases	equity	12/31/2016
Deferred tax assets
Provision for litigation	806	117	—	—	923
Depreciation deductibility limit	6,296	—	(2,250)	—	4,046
Other concepts	10,208	1,377	(3,813)	—	7,772
Unused tax deductions	51,506	—	(3,546)	—	47,960
Loss carryforwards	65,690		(13,439)	—	52,251
Total deferred tax assets	134,507	1,494	(23,048)	—	112,953

				Income and expenses directly
	Balance at	Income statement		recognized in	Balance at
2015	12/31/2014	Increases	Decreases	equity	31/12/2015
Deferred tax assets
Provision for litigation	634	172	—	—	806
Depreciation deductibility limit	26,986	—	(20,690)	—	6,296
Other concepts	7,468	2,759	(19)	—	10,208
Unused tax deductions	53,934	—	(2,428)	—	51,506
Loss carryforwards	75,760	—	(10,070)	—	65,690
Total deferred tax assets	164,783	2,931	(33,207)	—	134,507

				Income and expenses directly
	Balance at	Income statement		recognized in	Balance at
2016	31/12/2015	Increases	Decreases	equity	31/12/2016
Deferred tax liabilities
Other items	8,315	4,682	(1,213)	—	11,784
Total deferred tax liabilities	8,315	4,682	(1,213)		11,784

				Income and expenses directly
	Balance at	Income statement		recognized in	Balance at
2015	31/12/2014	Increases	Decreases	equity	31/12/2015
Deferred tax liabilities
Other items	7,203	1,282	(170)	—	8,315
Available-for-sale financial assets	1,521	—	(1,521)	—	—
Intangible assets	1,309	—	(1,309)	—	—
Total deferred tax liabilities	10,033	1,282	(3,000)	—	8,315

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

Deferred tax liabilities on intangible assets arise from the deductibility of goodwill and the license acquired.

The unused tax credits mainly relate to tax credits for investments in film productions. These tax credits may be used over the next 15 years.

(Thousands of euros)	2016	2015
Deductions pending 2011	—	6,308
Deductions pending 2012	14,338	18,199
Deductions pending 2013	7,060	7,322
Deductions pending 2014	10,808	10,739
Deductions pending 2015	8,614	8,938
Deductions pending 2016	7,140	—
	47,960	51,506

The Group estimates the taxable profits which it expects to obtain over the next fiscal years. It has likewise analyzed the reversal period of taxable temporary differences. Based on this analysis, the Group has recognized deferred tax assets for tax credits and deductible temporary differences which it considers probable will be recoverable in the future.

21. Guarantee commitments to third parties

The breakdown, by nature, of the guarantees provided and received at December 31, 2016 and December 31, 2015, is as follows:

	12/31/2016	12/31/2015
Nature of guarantee	(Thousands of euros)	(Thousands of euros)
Guarantees provided
Surety bonds for contracts, concessions, and tenders	8,977	27,689
Guarantees deposited with the tax authorities	9,029	9,029
Payments into court	38,031	40,143
	56,037	76,861
Guarantees received	16,187	16,509

	12/31/2016	12/31/2015
	(Thousands of	(Thousands of
Nature of guarantee	euros)	euros)

Guarantees provided
Surety bonds for contracts, concessions, and tenders	2,062	—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

21.1 Guarantees provided

•                  During 2016, the Group had guarantees totaling 8,977 thousand euros, which are necessary to its sales activity (2015: 27,689 thousand euros). The drop is chiefly due to the recovery of 18,000 thousand euros from guarantees provided totaling 24,000 thousand euros arising from the participation in a public tender for obtaining new TV licenses.

•                  The Group pledged a guarantee of 9,029 thousand euros (Note 20.2) with the Tax and Customs Control Department arising from its appeal against the tax settlement agreement of which the Department notified the Group on May 20, 2013, which confirmed the proposal given in the assessment from the tax inspection dated April 16, 2013. The assessment covered verifications and investigations for ‘Taxes on games of luck, bets, or chance” during the period from June 2008 to December 2011.

•                  The Group submitted a 15.6 million euro guarantee with Section 6 of the National Appellate Court for the appeal against the administrative decision taken by the CNMC on February 6, 2013 (Dossier SNC/0024/12), by virtue of which Mediaset España was declared noncompliant with different commitments, thereby authorizing the Telecinco/ Cuatro transaction; a fine was levied equal to the amount of the above guarantee (Note 16).

•                  The Group submitted two guarantees amounting to 14,908 and 2,091 thousand euros, respectively to Madrid Mercantile Court number 6, in compliance with the ruling handed down by Provisional Enforcement Procedure number 360/2014 on December 22, 2014 (Note 16).

21.2 Guarantees received

Under the Group’s advertising contracting procedures, deferred sales must be accompanied by performance bonds. The amount of the guarantees received in this connection at December 31, 2016 and December 31, 2015 is shown in the preceding table.

22. Share-based payment plan

As of December 31, 2016 no share option plans had been granted.

The beneficiaries of these plans are directors and executive directors of Group companies.

During 2016 and 2015, no amounts were charged on the income statement related to these plans.

	Number of options	Strike price	Assignment date	From	To
Options granted	673,225	5.83	2011	07/27/2014	07/26/2016
Options canceled	(57,000)	5.83	2011
Options exercised	(616,225)
2011 Plan	—
Total outstanding plans	—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

These share-based payment schemes in 2015 are shown in the following table:

	Number of options	Strike price	Assignment date	From	To
Options granted	1,297,650	7.00	2010	07/28/2013	07/27/2015
Options canceled	(93,000)	7.00	2010
Options exercised	(1,204,650)	7.00	2010
2010 Plan	—
Options granted	673,225	5.83	2011	07/27/2014	07/26/2016
Options canceled	(57,000)	5.83	2011
Options exercised	(328,275)
2011 Plan	287,950
Total outstanding plans	287,950

The Group had treasury shares to comply with these commitments.

The most relevant assumptions used in the measurement are as follows:

	2010 Plan	2011 Plan
Strike	7.00	5.83
Yield on the share (dividend yield)	5.5%	5.5%
Volatility	50%	37%

During the year, the medium-term loyalty and incentives system was approved, which is referenced to the Company’s applicable listed value as of 2016, and designed for the Group’s directors and top management. The Plan’s chief objectives are to award sustainable results, align top management’s interest with those of the shareholders, while improving the remuneration mix.

The system is fed annually and in equal proportions from each beneficiary’s contribution and with a charge to the Group, both invested in the purchase of Mediaset España Comunicación S.A shares, which are attributed to the beneficiary.

The Plan covers a three-year period, and its accrual is based on meeting established accumulated budgetary objectives for each of the three years the right was generated. During 2016, 245 thousand euros were charged on the income statement related to these plans.

The right to receive shares is subject to an existing working relationship at the end of each three-year period.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

23. Income and expenses

23.1 The breakdown of the Group’s ordinary revenue is as follows:

	2016	2015
Activity
Advertising revenue	929,431	901,788
Revenue from the rendering of services	47,578	48,824
Other	8,029	7,279
Total	985,038	957,891

The detail of the Group’s “Net turnover” broken down by geographical markets is the following:

	2016	2015
Spain	965,766	932,608
European Union	14,072	15,223
Rest	5,200	10,060
Total	985,038	957,891

23.2 The breakdown of “Staff costs” in 2016 and 2015 is as follows:

	2016	2015
Wages and salaries	89,641	88,798
Social security costs	15,871	15,667
Employee benefit costs	360	576
Total	105,872	105,041

The average number of employees at the Group, by professional category, was as follows:

	2016			2015
	Men	Women	Total	Men	Women	Total
Managers	77	39	116	80	38	118
Supervisors	35	44	79	38	44	82
Journalists	52	87	139	52	87	139
Other line personnel	445	460	905	441	450	891
Other	21	2	23	21	3	24
Employees under contracts for project work or services	7	6	13	8	4	12
Total employees	637	638	1,275	640	626	1,266

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

The breakdown of personnel by professional category at December 31, is as follows:

	2016			2015
	Men	Women	Total	Men	Women	Total
Managers	77	41	118	80	38	118
Supervisors	37	43	80	38	44	82
Journalists	52	84	136	52	86	138
Other line personnel	440	468	908	443	456	899
Other	21	2	23	21	2	23
Employees under contracts for project work or services	5	4	9	7	7	14
Total employees	632	642	1,274	641	633	1,274

The number of employees with disability over 33% during 2016 by professional category was the following:

	2016	2015
	Total	Total
Journalists	1	1
Other line personnel	8	5
Total employees	9	6

23.3 The breakdown of “Change in operating provisions” at the statement of financial position date, which relates to the allowance for doubtful debts, is as follows:

	2016	2015
Charge for the year	891	799
Amounts used	(6,890)	(411)
Total	(5,999)	388

23.4 The breakdown of “Other expenses” in 2016 and 2015 is as follows:

	2016	2015
External services	174,409	184,599
Taxes	27,466	26,308
Other expenses	4,829	153
Overprovisions	(3,160)	(3,441)
Total	203,543	207,619

Overprovisions mainly include the reversal of the provisions explained in Notes 16 and 19.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

23.4 Services provided by the auditors

“Other operating expenses” in the accompany consolidated separate income statement includes the fees for the audit of the Group’s financial statements in 2016, conducted by Ernst & Young, S.L., amounting to 220 thousand euros, the same as for 2015.

The fees for other professional services provided principally to the parent by the principal auditor amounted to 96 thousand euros at December 31, 2016 (2015: 176 thousand euros).

23.5 The breakdown of the Group’s net finance income in 2016 and 2015 is as follows:

	2016	2015
Interest income	829	1,186
Interest expenses	(1,289)	(1,991)
Total	(460)	(805)

Finance income arises mainly from the interest on loans to related parties and interest arising from the investment of surplus cash.

Finance expenses arise from availability commissions associated to credit facilities.

23.6 Exchange differences

The breakdown of the exchange differences in 2016 and 2015 is as follows:

	2016	2015
Exchange gains	354	860
Exchange losses	—	—
Total	354	860

The foreign currency transactions, which related to the acquisition of audiovisual property rights and distribution rights, amounted to $27 million in 2016 (2015: $39 million).

In addition, the balance of “Accounts payable for audiovisual property rights” includes 14,332 thousand euros denominated in US currency in 2016 (2015: 22,761 thousand euros).

“Trade receivables for sales and services” include 965 thousand euros denominated in US currency in 2016 (2015: 536 thousand euros).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

23.7 Operating leases

The breakdown of “Operating leases” in 2016 and 2015 is as follows:

Thousands of euros	2016	2015
Minimum lease payments under operating leases recognized in profit or loss	1,680	1,389
	1,680	1,389

The future operating lease obligations assumed by the Group fall due at one year and are for amounts similar to those for 2016.

24. Earnings per share

The calculation of the weighted average number of shares outstanding and diluted at December 31, 2016 and 2015 is as follows:

	12/31/2016	12/31/2015
Total shares issued	336,717,490	366,175,284
Less: treasury shares	(7,929,915)	(17,858,918)
Total shares outstanding	328,787,575	348,316,366

Dilutive effect of share options and free delivery of shares	68,535	237,795
Total number of shares for calculating diluted earnings per share	328,856,110	348,554,161

24.1 Basic earnings per share:

Basic earnings per share are calculated by dividing the net profit or loss attributable to the Group by the weighted average number of shares outstanding during the year, excluding the average number of treasury shares held in the year.

Accordingly:

	12/31/2016	12/31/2015	Variación
Net profit for the year (thousands of euros)	170,997	166,167	4,830
Number of shares outstanding	328,787,575	348,316,366	(19,528,791)

Basic earnings per share (euros)	0.52	0.48	0.04

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

24.2 Diluted earnings per share:

Diluted earnings per share are calculated by dividing the net profit or loss for the year attributable to ordinary shareholders adjusted for the effect attributable to the dilutive potential ordinary shares by the weighted average number of ordinary shares outstanding in the year, adjusted by the weighted average number of ordinary shares that would be issued on the conversion of all the dilutive potential ordinary shares into ordinary shares of the Company. For these purposes, the conversion is deemed to take place at the beginning of the year or on the date of issue of the potential ordinary shares if such shares had been issued during the reporting period.

Accordingly:

	12/31/2016	12/31/2015	Variación
Net profit for the year (thousands of euros)	170,997	166,167	4,830
Number of shares for calculating diluted earnings per share	328,856,110	348,554,161	(19,698,051)

Diluted earnings per share (euros)	0.52	0.48	0.04

25. Related party transactions

25.1 Transactions with associates and shareholders

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note. Transactions between the Group and its associates are disclosed below. Transactions between the Company and its subsidiaries and associates are disclosed in the Company’s individual financial statements.

Non- current loans to related companies

Note 11 includes a non-current loan granted to Pegaso Inc.

The breakdown of the financing terms between the Group and associates and shareholders as regards the established limits, balances drawn down, and maturities is as follows:

	Current limit	Drawn down (Dr) Cr	Non-current limit	Drawn down (Dr) Cr	Maturity
2016
Associates or shareholders	—	—	75,000	7,549	2019
2015
Associates or shareholders	75,000	10,075	—	—	2016

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

The interest rates applicable to these credit facilities, excluding those arranged as participating loans, were EURIBOR plus a market spread for 2016 and 2015.

Financing provided to associates consists primarily of credit facilities or commercial loans.

The Group’s trade payables and receivables with related parties are as follows:

	12/31/2016		12/31/2015
	Receivable (note 13.6.1)	Payables (note 13.2)	Saldos Deudores (note 13,6.1)	Saldos Acreedores (note 13,2)
Producciones Mandarina, S.L.	111	5,753	5	1,651
La Fábrica de la Tele, S.L.	1	8,766	—	8,222
AUNIA Publicidad Interactiva	478	59	—	—
Emissions Digitals de Catalunya	144	1,908	50	1,911
Megamedia Televisión	76	2,567	49	834
Supersport Televisión	485	813	220	750
Grupo Mediaset	92	2,258	765	11,666
Total	1,387	22,124	1,089	25,034

The breakdown, by maturity, of the receivables from all the related parties is as follows:

		Maturities
2016	Balance	3 months	6 months	12 months
Investee	1,295	1,295	—	—
Mediaset Group	92	92	—	—
Total	1,387	1,387	0	0

		Maturities
2015	Balance	3 months	6 months	12 months
Investee	324	324	—	—
Mediaset Group	765	724	41	—
Total	1,089	1,048	41	0

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

Current payables to related parties by maturity are as follows:

		Maturities
2016	Balance	3 months	6 months	12 months
Investee	19,866	16,290	3,576	—
Mediaset Group	2,258	2,258	—	—
Other companies	—		—	—
Total	22,124	18,548	3,576	—

		Maturities
2015	Balance	3 months	6 months	12 months
Investee
Mediaset Group	13,368	13,368	—	—
Other companies	11,666	1,277	314	10,075
Total	—	—	—	—
Total	25,034	14,645	314	—

The amounts outstanding are unsecured and will be settled in cash. No guarantees have been given or received. No material provisions have been made for doubtful debts in relation to the amounts owed by related parties.

During the year, the Group companies performed the following transactions with related parties:

	Sales of goods		Other earnings		Sales of goods		Other expenses		Purchase of rights
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Editora Digital de Medios (*)	—	5	—	—	—	14	—	—	—	—
BigBang Media (*)	—	7	—	—	—	—	—	—	—	30
La Fábrica de la Tele, S.L.	10	2	—	—	26,383	26,616	—	—	—	—
Producc. Mandarina, S.L.	132	30	—	—	11,327	10,524	—	—	—	2,901
Netsonic S.L.	—	—	—	—	—	—	—	—	—	—
Megamedia Televisión, S.L.	257	212	—	—	6,809	4,782	—	—	208	—
Supersport Televisión, S.L.	1,829	1,538	—	—	9,818	9,965	—	—	—	—
Emissions Digitals de Catalunya. S.A.	850	166	—	—	8,032	4,237	—	—	—	—
AUNIA Publicidad Interactiva, S.L.	724	—	—	—	84	—	—	—	—	—
Mediaset Group	1,610	2,157	—	—	1,534	1,372	1,420	1,508	280	—
Pegaso Group	—	—	648	1,068	—	—	—	—	—	—
Total	5,412	4,117	648	1,068	63,987	57,510	1,420	1,508	488	2,931

(*) There was no relationship during 2016 and 2015.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

Dividends received from related entities during 2016 and 2015 were as follows:

La Fábrica de la Tele, S.L.	1,682	882
Producc. Mandarina, S.L.	391	583
Megamedia Televisión	143	109
Supersport Televisión	350	522
	2,566	2,096

Related party transactions include a consultancy service agreement between a Group company (Publiespaña) and a board member of the parent.

25.2 Remuneration of directors

The Company’s Board members earned total remuneration of 5,370 thousand euros and 5,425 thousand euros in 2016 and 2015, respectively, in the form of salaries and other compensation in kind.

The Company has not granted the directors any advances or loans and it does not have any pension or other obligations to them.

There were no new share option plans granted to directors during 2016 and 2015.

Other disclosures on the Board of Directors

Insofar as article 229 of the Capital Companies Law, management has communicated that they do not have any conflicts of interest with the Company.

During the year, amounts were paid for insurance premiums covering the civil liability of its directors for damage caused by acts or omissions in their position amounting to 66 thousand euros (72 thousand euros during 2015).

In 2016, no individuals represented the Company on governing bodies, as there were no legal person administrators in any companies.

25.3 Compensation to key management personnel

Compensation paid to General Directors of the Company and individuals who discharge similar functions, excluding those who are also members of the Board of Directors, is summarized as follows:

Number of persons		Total compensation (Thousands of euros)
2016	2015	2016	2015
24	21	7,907	7,511

A list of the key management personnel is included in the accompanying Corporate Governance report.

The remuneration consists of a fixed amount and a variable amount. The variable remuneration is determined by applying a percentage to the fixed remuneration in each case, based on the extent to which certain annual targets are met.

In 2015 and 2016, management was not assigned share options.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

26. Significant events after the reporting date

Nothing significant to report.

27. Additional note for English translation

These consolidated financial statements are a translation of the consolidated financial statements originally issued in Spanish. In the event of discrepancy, the Spanish-language version prevails.

CONSOLIDATED MANAGEMENT REPORT
FOR THE YEAR ENDED DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

THE SPANISH ECONOMY IN 2016

Information on economic performance at the date of the preparation of these consolidated financial statements indicates that during 2016, Spain grew 3.2% (the same as last year), doubling the growth percentage of the European Union (1.6% according to available data); therefore, Spain’s economy is one of the fastest growing in the Eurozone, and performing better than other larger economies. Thanks to these figures, Spain’s GDP has bounced back around 80% (in real terms) from the losses during the years of the crisis, and nearly 100% when discounting inflation.

The UK and Germany are the countries with the biggest growth during the year, with a rise of 2.0% each, while France advanced 1.3%; without a doubt Italy has been the most sluggish of European economies, with a growth of just 0.9%.

In quarter-on-quarter terms, the last quarter of 2016 reflected a 0.7 point rise, quite notable and in line with growth during previous quarters, also passing the overall average of the EU during the period, 0.5 points, which reflects a slight acceleration vs. data from the previous quarter (0.4 points), likely the result of increasing domestic demand.

Although definitive data for the year still not in, globally the year was not particularly expansive: the US economy only advanced 1.6% due to the poor performance during the first few months of the year. The GDP (especially regarding consumption) seemed to be gaining traction during the final part of the year; as mentioned previously, Europe is the fastest growing area based on recent macroeconomic data, as well as trusted indices.

Emerging countries did not provide terribly good news during 2016: the turmoil in China during the summer of 2015 seems to be over, growing at a pace which might seem slow as regards its size, but always over 6%, while Brazil and Argentina should continue their downward growth spirals. Until now, Mexico registered growth which although not particularly spectacular, was stable; however, dark clouds are forming due to the anti-migration tactics announced by the newly-elected US President.

At the date of the preparation of these financial statements, and ignoring the unpredictable effects of the open electoral processes in Europe, it seems likely that 2017 will witness the reactivation of the US economy on the back of policies announced my Donald Trump (tax reductions, expanding public expenditure), whose weak point is determining how to finance the inevitable public deficit within a framework of expansive tax policies. It is likely that all the above will be accompanied by an increase in interest rates by the Federal Reserve.

In Europe, estimates indicate a growth of around 2% on average, which is clearly insufficient to permit the Central European Bank to relax its expansive monetary policies; in any case, positive inflation seems to be on the horizon.

With regard to Spain, and unless unforeseeable external events arise, growth should be 2.5%, predominantly of internal demand, singularly in private consumption. The external sector should continue reflecting the same resistance and strength characterizing it recently, but inflation rates should be closely observed, as they are now currently positive. Attention should be paid to the public deficit and compliance (or lack of) with limits established by the European Union, and the consequences of overstepping them.

Employment during the year remained positive (although with temporary contracts predominating), and it seems likely that it will continue improving due to the economic recovery. However, its precariousness (and corresponding impact on disposable income) and lingering joblessness well over other European countries call for a much more intense recovery and entrenchment.

CONSOLIDATED MANAGEMENT REPORT
FOR THE YEAR ENDED DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

THE TELEVISION INDUSTRY IN 2016: ANOTHER YEAR IN THE RECOVERY CYCLE

As reflected in the 2015 Management Report, the investment in TV advertising space grew 6.4%, well under the 10.9% of the previous year. Sequentially, this indicated a more positive performance at the beginning of the year, explained by the increasingly demanding comparisons with prior years, and also because TV advertising took off about six months before the overall Spanish economy did, creating a shift in the comparison bases as the cycle progressed.

The abovementioned is applicable to events taking place in 2016: the TV advertising market grew a bit less that last year (5.5% is the estimate, since definitive data is not available), with growth higher during the first part of the year (especially during the second quarter), with growth much more moderate during the second half.

During the year two very specific situations took place, the first external: political uncertainty which did not disperse until the end of the year, and, within the context of a favorable macroeconomic environment and therefore, heartening advertising perspectives, with advertisers carefully planned their campaigns with new electoral rounds in mind. The other is specific to the sector, a tactical approach by advertising investors during campaign planning, reflected in a more pronounced market volatility both in monthly and quarterly terms. Advertising contracts are no longer arranged from one month to another, based on the expectations of each advertiser of a higher return on investment, but with a positive underlying trend.

In any event, once more, TV advertising demonstrated its strength in the overall market, increasing its presence to 40.5%, all despite the growing predominance of online advertising; both platforms are potentially convergent and non-exclusive as regards advertiser penetration targets.

This upward shift is thanks to TV consumption, which is measured in minutes by spectator and day: although it dropped to historic lows during mid-2013, and had clearly been inflated by the economic downturn, it still posted some of the highest figures in the business. This was a year in which investment showed a continuing remarkable recovery, and is without a doubt an indication of the medium’s excellent health as a commercial communications tool.

The recovery of the advertising market is mainly the result of the partial recovery of prices which had shot downward, and with little or no hope of continuity with regard to the highs reached in 2007(50% until 2013), and by the end of 2016 some 20% will have been recovered since maximum highs during the year.

Based on best estimates at the date of the preparation of these financial statements, in 2016 the Mediaset Group captured 43.3% of the average investment in this medium, or 1.2% over data for our main competitor.

With regard to the audience, data for the year (always in terms of Total Day) unequivocally indicate that the Group continues as the indisputable overall leader (30.2%), with a 3.1 point difference with our main competitor, with 27.1% for the group of channels.

These data are also very positive for our main channel (Telecinco), which is still the indisputable leader with 14.4% during the year, 1.6% points ahead of its chief competitor with 12.8%.

Cuatro’s audience ratings grew 6.5% points, while the Group’s five theme-related channels (Factoría de Ficción, Boing, Divinity, Energy, and BMad) registered a cumulative audience share of 9.2%, or 2 points ahead of our main competitor’s channels.

CONSOLIDATED MANAGEMENT REPORT
FOR THE YEAR ENDED DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

As explained in the 2015 Management report, a tender was held to assign the frequencies withdrawn from the open-air channels due to a Supreme Court ruling which ordered their return as part of the resolution of the tender offer, with the subsequent assignment of channels.

The end result was the assignment of six channels in total, one corresponding to our Group and another to AtresMedia, while the other four (one which is high definition and three standard) were granted respectively to Real Madrid, the Spanish Episcopal Conference, Kiss FM, and Secuoya.

The new channel assigned to the Group (B Mad) began broadcasting at the end of April, 2016, designed as a novel offering of specialized and interactive programming. It endeavors to attract younger Millenial and Youtuber viewers who are active on social media.

In this new panorama, Mediaset España is consolidated with one more channel than AtresMedia, confirming its position in a stable scenario as to the number of operators in the sector after a period marked by uncertainty and turmoil caused by the legal proceedings filed against the prior channel assignation scheme, which is without a doubt magnificent news for the sector.

Comparing the Group’s results in 2016 with those of 2015:

•                  Total operating income rose from 765,398 thousand euros in 2015 to 797,044 thousand euros in 2016, mainly due the increase in advertising revenues.

•                  Operating expenses increased from 656,164 thousand euros in 2015 to 711,237 thousand euros in 2016.

•                  Lastly, profit for 2016 attributable to the parent amounted to 147,201 thousand euros, compared to 167,404 thousand euros in 2015.

DIVIDENDS

In 2016, a total of 167,404 thousand euros in dividends were distributed, charged to 2015 results.

INVESTMENT IN AUDIOVISUAL RIGHTS AND FILM PRODUCTION

The Group maintained its policy of investing in audiovisual broadcasting rights, carefully selecting the type of rights and content in order to maintain audience figures in the future and provide the most fertile ground for the advertising business. The Group placed special emphasis once again on investment in Spanish series.

Worth highlighting were the activities undertaken by Telecinco Cinema, a wholly owned subsidiary of the Group charged with film production under the legal requirement of TV concessionaires to earmark 3% of operating revenue for Spanish and European film production.

As investment in film production arises from a legal obligation and not a decision made freely by the network, the Group has opted for quality and ambitious projects based on global strategic criteria guiding its activity in this field. Where possible, it opts for productions of a certain size and scope that are apt for international showing bearing in mind market conditions and the Group’s financing capacity, as this obligation outweighs the revenues generated, regardless of the trend and without any consideration to costs incurred or margins commanded.

In short, the aim is to combine financial wherewithal, talent, profitability, and opportunities efficiently for our brightest and most promising professionals in order to maximize the return on investment -in light of global conditions, maximum importance is attached to this- considering that the activity is not voluntary, and to produce films that bring together quality and commercial appeal under the Group’s logo.

CONSOLIDATED MANAGEMENT REPORT
FOR THE YEAR ENDED DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

In line with the fantastic results reaped in 2014, 2015, and 2016, once again this was an extraordinary year, with four productions released, including three films and one documentary.

The first release (March 2016) was “Cien años de perdón,” a thriller co-produced in France and Argentina; the plot revolves around a bank robbery. With over a million spectators and 6.6 million euros in box office earnings, it ranks as the third most popular Spanish film of the year.

“Kiki, el amor se hace” is Paco Leon’s most recent film: a comedy which has become this season’s revelation since it was first screened in April, with a 6.2 million euro box office, and over a million spectators, in fifth place of Spanish films during the year.

“Un monstruo viene a verme”, J.A. Bayona’s new movie, was very well-received by critics and the public alike; his earlier work “The impossible” was the top box office hit of its year, with 26 million euros in returns and over 4.7 million spectators. It surpassed huge foreign productions such as “The Revenant” or “Finding Dory.” During the recent Goya awards it won 9 trophies, and is the Spanish film with the most prizes.

“Omega” is a documentary reflecting the process for gestating and recording Enrique Morente’s album of the same name recorded with the punk band “Lagartija Nick,” and was this year’s most recent release, winning a Goya nomination in the category of Best Documentary.

Thanks to the above activity, for the second consecutive year, Spanish films attracted over 18 million spectators with an 18% share of the market, all very heartening signs for Spain’s film industry.

Telecinco Cinema has four new releases planned for 2017, which should be as noteworthy as their predecessors.

The first film to be released is “Es por tu bien” at the end of February.

“Tadeo Jones 2” represents the return to the screen of this popular animated figure, whose first film was a big success.

Subsequent to the above is “Arrowbone,” a thriller in English directed by Sergio G. Sanchez, followed by “Perfectos desconocidos,” a new Alex de la Iglesia comedy.

During 2017, filming started on other movies scheduled for release in 2018 and 2019; these are new projects from topnotch directors such as Daniel Monzón, Javier Ruiz Caldera, or Norberto López Amado. In any case, and has been our trademark, we continue to offer high-quality productions which attract the public in large numbers.

CONSOLIDATED MANAGEMENT REPORT
FOR THE YEAR ENDED DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

INTERNET

The Group has consolidated its first-place position in digital video consumption, according to Comscore data. Our flagship portals, Telecinco.es, Cuatro.com, Divinity.es and Mitele.es were once again in first place during the year in terms of video minutes watched, with a monthly average of 489 million minutes and 91.6 million videos watched.

These figures duplicate those obtained by our main competitor, and triple those of the next in line, with 252 and 137 million average minutes seen, respectively. Furthermore, as regards the number of videos watched, the Mediaset España Group is also the medium of reference with 91.6 million videos watched on average monthly, 32% higher than data for our main competitor at 69.4 million.

Our Group also leads in terms of loyalty, with a monthly average of 3 hours and 48 minutes/month consumed by each user, which is a clear reflection of the power of our digital content: our platforms are excellent options for planning ad campaigns, as we guarantee a safe and quality environment.

Mediaset España’s website also heads its sector when contemplating the average video content downloaded, with an average of 43 reproductions/month vs. 32 for our closest competitor; this data ensures advertising impact and frequency of visualization for each campaign.

Thanks to this growing protagonism of internet video, the Mediaset España Group also leads in terms of minutes consumed by user, according to the Comscore multi-platform, with 1 hour 41 minutes on average for each of the 10.6 million sole monthly users, representing a total of 1,074 million minutes, which places us right behind Spain’s largest editorial groups, duplicating our main competitor’s number of minutes.

Telecinco.es is now consolidated as the most visited TV site, with 121 million page/video views per month, which is 267% over the equivalent for our main competitor, with just 7.6 million sole monthly users.

Thus, or group of platforms were once again in first place during the year in terms of video minutes watched, with a monthly average of 489 million minutes and 95 million videos watched.

The Mediaset España Group’s audiovisual TV and direct content, as well as its short and full videos available on its websites, apps, Mitele platform, and new native video channel mtmad.

Our Group is also prepared to face the challenges of broadcasting its contents on new devices while maximizing the experience. Effectively, in December 2015, MiTele was launched on the market through a new window (Samsung- connected TVs), and in 2017 will do the same with LG; these initiatives are the fruit of the adaptation and acceptance of the non-linear time shift audience-measuring system.

During its first year, MiTele has reached the market with a growing number of smart TVs, connected to 250,000 sole surfers monthly on average during the year, representing quite a qualitative leap from the web and other mobile apps to other platforms with similar excellent development prospects.

During 2016, the platform was updated with cutting-edge multi-bitrate technology which ensures the quality of the content by adapting each user’s bandwidth, and includes a personalized list of contents, parental controls, and cross-device resume systems.

Facing Millenials’ growing tendency to consume short videos, the Group launched mtmad in November, a new channel for videos with exclusive Internet content within MiTele; this is an innovative space containing over 40 formats, in which new digital talents who express themselves (using their language) through diverse content, including beauty tutorials, exercise routines, docu-realities, humor, etc.

CONSOLIDATED MANAGEMENT REPORT
FOR THE YEAR ENDED DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

TREASURY SHARES

At December 31, 2015, the Company held 19,476,506 of its own shares, representing 5.32% of share capital in circulation. At December 31, 2016 the entire amount of treasury shares had been redeemed or used to cover pending share options, so that at that date the Group did not have treasury shares.

PAYMENTS TO SUPPLIERS

During 2016, the average payment to the Group’s national suppliers was 68 days.

This difference is notable when compared to the maximum stipulated by payment arrears regulations, and is exclusively due to the rigorous control exercised by the Group with regard to mercantile and tax requirements to be met by invoices received, meaning that they are not paid until the incidents detected have not been resolved. The Group scrupulously meets its commitments with regard to legislation aimed at battling late payments.

MEDIASET ESPAÑA SHARE PRICE PERFORMANCE

The performance of the stock market during the year suffered greatly due to the Brexit outcome, representing a before and after the referendum date (June 23). The US elections also exerted a significant effect on market trends.

What followed was a period of sustained growth, all clearly replicated by the outcome of the US presidential elections, which registered a brief drop which then reversed nearly immediately in the direction of constant growth pushing the key stock market indices to record levels.

At year end, top global indices reflected positive trends. The European reference index (EuroStoxx 50) grew 0.7%, among the strongest within sectors such as oil (+16%), raw materials (+9%), and chemical (+5%); those performing worse included food products (-8%), telecommunications, (-8%) and banking (-8%).

The FT100 is the UK’s reference index, and performed better than its European counterparts, with a +14% growth. The negative impact of Brexit was soundly offset by the depreciation of the pound sterling, as well as better-performing raw materials. The yearend closing at 7,142 points represents a new historic maximum for the UK.

The German DAX closed out the year with a 7% annual high during the last trading session of the year, while the French Cac40 was the third highest European index in 2016, with a +5% increase. In contrast, although the Italian stock market (FTSEMIB) rallied +14% during the final month of the year, it closed out with an annual drop of 10%, pulled down by the banking sector, to thereby lose all gains during the year 2015.

The Japanese Nikkei marked its fifth consecutive year with an upward increase of 0.4% totaling an accumulated increase of 126%.

US markets performed quite well, closing at levels similar to historic maximums boosted by the President-elect’s expansive infrastructure plans and his discourse on protecting the American economy. The Dow Jones rose 13%, while S&P500 and Nasdaq registered respective 10% and 8% increases at year end.

The lbex35 is Spain’s reference index, and performed better than its European counterparts, with a 2% growth. The year closed at 9,352.1 points and on December 16 reached a maximum high (9,412.8 points), with the minimum registered on June 27 (7,645.5 points). Growth did not surpass the previous year, with the worst moment without a doubt immediately after the Brexit outcome became known.

The uncertainty of the Spanish political environment was a key factor affecting the performance during the year, as the annual low coincided with the results from the General Elections held on June 26. Since then, the index has shot up a noteworthy 22%.

CONSOLIDATED MANAGEMENT REPORT
FOR THE YEAR ENDED DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

The profitability per dividend of the Spanish stock market was higher than the more relevant indices worldwide, with a 4.5% average.

The Mediaset España shares closed out the year at 11.5 euros, a year-on-year increase of 11%, placing it among the ten highest lbex35 shares during 2016. The annual minimum was recorded on February 11, with 8.26 euros/share, while the highest occurred on June 7, at 12.01 euros/share, representing a volatile fluctuation of over 45% between the year’s minimum and maximum.

The daily average of traded daily securities was 1,600,620, or a 25% drop vs. the prior year; in terms of euros, the daily average was 16,428,399 euros. The total volume of traded Mediaset España shares was 4,222.1 million, with a variation of 1,625 million (-28%) vs. the year before. A total volume of 411.5 shares were traded during 2016, vs. 527.8 during 2015; the difference can be chalked up to the capital decrease approved on April 13 due to a lower amount of shares traded on the market.

At year-end, Mediaset España’s market capitalization was 3,754.4 million euros, a 2.2% increase vs. 2015; the spread between the growth of the share (+11%) and capitalization can chiefly be justified by the capital decrease during the year.

Mediaset España’s market capitalization is ranked number one nationally among companies in the sector, with a difference of over 1,400 million euros with respect to its direct competitor (Atresmedia), and 29% higher than all sector companies.

Mediaset España once again ranks fourth among European broadcasters, behind ITV, Prosieben, and Mediaset SpA.

CORPORATE GOVERNANCE AND SOCIAL RESPONSIBILITY

Good practice in corporate governance means establishing rules, principles, and incentives at companies that help safeguard the interests of the company and its shareholders, and guarantee greater transparency in management.

Mediaset España’s commitment to the regulations and principles of good government has been evident since it first was listed on the market in 2004. Since then, our focus has been on adapting our different regulating bodies to the Code of Good Governance as well as others inexistent until now: our Code of Ethics is obligatory for any natural or legal person collaborating in any and all capacities with us, as well as the Rules of Internal Conduct of Mediaset España Comunicación, S.A. and subsidiaries with regards to the securities market.

This also contemplates a review of the quantitative and qualitative composition of the Board of Directors and the Commissions in order to comply with recommendations in this regard.

Mediaset España Comunicación, S.A. and subsidiaries’ Corporate Governance Report, Report on Corporate Responsibility, and Remuneration Policy are approved at its General Shareholders’ Meeting, and were verified by independent auditors (PricewaterhouseCoopers) which rated it top among IBEX-35 companies in a study of Corporate Governance compliance, as do other specialized institutions.

CONSOLIDATED MANAGEMENT REPORT
FOR THE YEAR ENDED DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

HEDGING

The Group uses financial instruments to hedge the impact of foreign exchange differences in connection with transactions (primarily the acquisition of external production rights) denominated in foreign currency. These hedges are designed to offset the impact on the income statement of exchange-rate fluctuations in outstanding amounts payable on these transactions. Specifically, the Group buys foreign currency forward for the amounts payable so as to match the forecast payment dates.

RISK CONTROL

The Group’s risk management policies are described in Note 13.5 of the accompanying financial statements.

RESEARCH AND DEVELOPMENT COSTS

The Group’s biggest investments go to the current and future content broadcast by the Group. It does not have a specific R&D department, although innovation is one of our crucial areas of development.

EVENTS AFTER THE REPORTING PERIOD

At the date of preparation of these financial statements, no significant events have occurred.

CAPITAL STRUCTURE

The Company’s share capital before the capital increases carried out to acquire Cuatro and 22% of Digital+ amounted to 123,320,928.00, made up of 246,641,856 shares of the same class represented by book entries and with a par value of 0.50 euros each. As a result of the abovementioned capital increases, the number of shares increased to 406,861,426 of 0.50 euro par value each, taking the total to 203,430,713 euros. In 2015, a capital decrease of 40,686,142 took place, leaving share capital at 183,088 thousand euros represented by 366,175,284 shares. During 2016, 29,457,794 shares were redeemed, and therefore share capital is 168,359 euros, representative of 336,717,490 shares. All the shares are of the same class and represented by book entries.

The Company’s shares are listed on the Madrid, Barcelona, Bilbao, and Valencia stock exchanges. The ISIN code is ES0152503035.

Mediaset España Comunicación, S.A. is a member of the IBEX 35 since January 3, 2005.

CONSOLIDATED MANAGEMENT REPORT
FOR THE YEAR ENDED DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

BUSINESS OUTLOOK

Our business is mainly dependent on advertising, which in turn is closely and directly linked to private consumption trends and its perspectives, as well as disposable family income and unemployment figures. However, a perspective on how these variables interact must be based on a sufficient period of time; otherwise, results can be misleading.

It therefore seems superfluous to mention that our Group’s business in 2017 cannot be extracted from the current macroeconomic environment in which we operate, as well as the correlated figures; we have explained that the economic data for 2016 clearly indicate that Spain is back on track and growing, at the fastest rate in our environment. We must remember, however, that we started out from a worse situation than similar countries, as the impact of the crisis in Spain was comparatively much less devastating, and that the growth is also attributable to external factors (such as the ECB’s monetary policies, the price of oil, tax decreases, etc.) the duration of which are not foreseeable.

Authorized economic forecasts consider that the Spanish GDP will reflect a slightly slower growth than during 2016: as the abovementioned favorable tailwinds are now more moderate; however, should predictions prove to be correct, it will be around 2%, and perhaps a bit higher when discussing private consumption, which is the most relevant indicator for open-air TV. The above figure places us as one of the countries with the highest growth in the EU.

Caution should be observed with regard to two factors which will undoubtedly affect the 2017 economy: international political uncertainty aggravated by political events in 2016 (Brexit and US presidential election outcomes), the results of which were contrary to expectations, arising from populist movements with scopes which are impossible to determine. During the year we will once again have the opportunity to detect trends from upcoming elections in the Netherlands, France, and Germany.

Political events in 2017 (depending on their outcome) will have inevitable consequences on financial markets, which already tend to be volatile as seen recently, as well as European institutions, whose regulatory and institutional activity deeply affects the economic performance of its members.

The formation of the Spanish government at the end of 2016 was minority, although reassuring after many months of uncertainty; it depends on receiving support to continue in a stable and orderly fashion, even when circumstances necessitate reaching agreements with other political formations to push legislative initiatives forward.

As regards free-to-air television, we expect that the process of consolidation and normalization in our sector during recent years, in which our Group was a pioneer, to continue apace, most notably now, when as mentioned previously, a stable environment in which six new channels were assigned in 2015.

We expect the advertising cycle to continue apace on the back of the underlying economic growth; in this context, the recovery of advertising sales prices which were seriously affected during the crisis, will continue as a priority.

Available data on TV consumption and its share of the total advertising income pie indicate that after the economic recovery is consolidated, TV advertising revenues will not have suffered from the arrival of new platforms which involve television operators such as ourselves. The Group intends to focus its presence through advertising its new platforms, and contributing ever-increasing human and technological resources, better customer service, while developing an efficient communications tool adapted to changing audiovisual consumption habits.

Within this context of the concentration and consolidation of operators, the Group’s business strategy will be focused on how to maintain its strong lead, in both terms of audience as well as advertising market, while being fully-adapted to the environment which affects income generation as well as its cost structure, in order to facilitate the growth of our margins and cash flows taking advantage of the financial leverage which is consubstantial in our sector.

CONSOLIDATED MANAGEMENT REPORT
FOR THE YEAR ENDED DECEMBER 31, 2016
(EXPRESSED IN THOUSAND OF EUROS)

As far as its programming lineup is concerned, the Group will continue to support genres which have traditionally been popular, thereby making it the indisputable leader of the market; it will also continue with its strategy of diversification, focusing on the different audience to which the family of channels is tailored (which in 2016, included a new member) to gain a better rapport with the audience and serve as a more effective way to present ourselves to our clients.

A final first-line goal is to maintain a solid financial and equity position (while remaining debt-free and with positive cash- flow), thereby making it possible to objectively and independently consider operational and business opportunities as they arise within the context of the current ever-changing environment, while bolstering the Group’s competitive edge in the face of the high financial leverage which affects the majority of the companies competing in its sector.

Also, once our sector’s economic situation seems more normalized, we will maintain our shareholder remuneration policies based on distribution (using the different measures at our disposal, dividends, the purchase of treasury shares, and others) of surplus cash.

CONSOLIDATED MANAGEMENT REPORT

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

RULES GOVERNING THE APPOINTMENT AND REMOVAL OF DIRECTORS AND THE AMENDMENT OF THE COMPANY’S BYLAWS

A. Appointment and removal of directors

Article 41 of Company Bylaws - Appointment of Board Members

1.                                      Board members are appointed during the General Shareholders’ meeting, and without prejudice to the designation of members through the proportional system established in applicable legislation.

2.                                      Directorships may be waived, canceled, or reappointed, once or several times. The appointment of Board members will be considered effective upon acceptance.

3.                                      If during the period during which they were appointed as board members any vacancies arise, the Board may designate individuals to fill them until the first General Shareholders meeting. Should a seat be vacated after the meeting is called yet prior to its celebration, the Board of Directors may designate a Director until the following meeting is held.

4.                                      Parties considered incompatible or prohibited by law or these Board bylaws or regulations may not be appointed.

Article 54 of Company Bylaws - Appointment of Board Members

1.                                      Directors are appointed for a period of four years, renewable for one or more subsequent five-year periods. Appointments are no longer effective once the above period ends, after the subsequent General Shareholders meeting his held, or the legal period for calling the ordinary meeting has transpired.

2.                                      Independent directors may exercise their functions for a maximum period of twelve (12) years and may not be re-elected after such period except subject to a favorable report by the Appointments and Remuneration Committee.

Article 55 - Removal of directors

1.                                      Directors shall cease to hold office when so determined at the General Meeting, when they notify the Company of their resignation or decision to stand down or when the term for which they were appointed elapses. In the latter case, the resignation shall be effective from the date of the earliest General Meeting.

2.                                      Directors shall tender their resignation to the Board of Directors and the Board shall accept their resignation if deemed appropriate in the following situations: (a) when they reach the age of 70; (b) when they retire from the executive positions to which their appointment as directors was associated; (c) when they are involved in any applicable situations of incompatibility or prohibition; (d) when they have been seriously reprimanded by the Appointments and Remuneration Committee for having infringed their duties as directors; (e) when their continuity as directors jeopardizes the Company’s interests or adversely affects its prestige and reputation and (f) when the reasons for which they were appointed cease to exist

3.                                      Directors who stand down from the Board prior to the end of their mandate must submit a letter to all the members of the Board explaining the reasons for vacating office. The Company shall also notify the Spanish National Securities Market Commission (CNMV) of the resignation in a significant event filing and explain the reasons in the annual Corporate Governance Report.

CONSOLIDATED MANAGEMENT REPORT

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

B. Amendments to the Company’s bylaws.

Article 34 - Adoption of resolutions

1.                                      Resolutions shall be adopted at Annual General Meetings or at Extraordinary General Meetings with the majorities required under the Spanish Corporation Law. Every voting share present or duly represented at the General Meeting shall carry one vote.

2.                                      The majority required to approve resolutions shall be one half plus one of the voting shares present or duly represented at the General Meeting, except for the instances stipulating larger majorities, provided for in Law or these bylaws

During second call, if shareholders representing twenty-five percent (25%) or more of subscribed capital with voting rights without reaching fifty percent (50%) are in attendance, resolutions under Article 25.2 may be adapted only with a vote in favor of two thirds of the capital present or represented in the Meeting. When shareholders representing more than fifty percent (50%) attend, resolutions shall be adopted by absolute majority of the directors present at the meeting in person or by proxy.

C.- POWERS of Directors and, specifically, powers to issue or buy back shares

These powers are regulated firstly in the Company’s bylaws and secondly in the internal code of conduct.

A. Article 37 of the bylaws regulates management and supervisory powers as follows:

1.                                      Except for matters reserved solely to General Meeting, the Board of Directors is the Company’s highest decision-making body.

2.                                      Without prejudice to the Board of Directors’ widespread powers to manage, direct, represent, and administer the Company, the Board of Directors will basically focus its activity on defining and supervising the Company and Group’s general management strategies and directives, and communicate, coordinate, and monitor the implementation of their general strategies, policies, and guidelines. The main purpose is to create value for shareholders, based on general trust in delegating the management and handling of the Company’s ordinary business to its delegated bodies and management team.

3.                                      In any case, the Board of Directors has exclusive competence over the following matters, which may not be delegated:

i.                                          Its own organization and functioning.

ii.                                       Calling the General Shareholders meeting, preparation of the agenda, and proposed agreements.

iii.                                    Authorization for issue of the financial statements, management report, and proposed distribution of profit, the consolidated financial statements and Group management report and its presentation to the General Shareholders meeting.

iv.                                   Preparation of any legally-mandated report for the Board of Directors, as long as the referred-to transaction may not be delegated.

v.                                      Appointment of directors by co-optation and proposals to the General Meeting for the appointment, ratification, re-election, or removal of directors.

vi.                                   The appointment or replacement of, or where applicable, of the Company’s directors, as well as the establishment of their contractual conditions.

CONSOLIDATED MANAGEMENT REPORT

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

vii.                                Designation and re-election of internal positions on the Board of Directors and members of committees.

viii.                             Establishment of the remuneration of the members of the Board of Directors, to be proposed by the Appointments and Remuneration Committee.

IX.                               Prior to receipt of a favorable report from the Appointments and Remuneration Committee, the preparation of the Board’s Remuneration Policy based on prevailing legislation and good governance recommendations.

X.                                    Payment of interim dividends.

xi.                                   Announcements relating to any takeover bids launched for the securities issued by the Company.

xii.                                Approval and amendment of the Board of Directors’ Regulations governing internal organization and functions.

xiii.                             Authorization for issuance of the annual Corporate Governance Report.

xiv.                            Exercise of the powers delegated by the shareholders in general meeting when powers of substitution have not been established and the performance of any duties entrusted by the shareholders in general meeting.

XV.                           Based on a report by the Appointments and Remuneration Committee, approve Company or Group company transactions in the terms established in prevailing legislation, or shareholders, either individually or with others, of a significant shareholding including shareholders represented on the Company’s Board of Directors or that of other companies in the Group or related parties. Board members involved or represented or linked to these shareholders must abstain from deliberating and voting on the agreements in question, apart from legally-established transactions at any given time.

xvi.                            Board approval is not necessary (based on a report from the Appointments and Remuneration Committee) for related Company transactions performed, simultaneously contemplating the three following conditions: (i) they are performed under contracts with standard terms and conditions and applied in masse to multiple customers; (ii) they are performed at prices established in general terms by the supplier of the good or service in question; and (iii) the amount in question does not exceed 1% of the Company’s annual income.

xvii.                         Approval for investments or operations considered strategic by virtue of their amount or special characteristics or tax risks, unless their approval corresponds to the General Shareholders’ Meeting;

xviii.                      Conclusion of any agreement or establishment of any legal relationship between the Company and any shareholders (or companies belonging to the same group as the shareholder) with ownership interests of over five per cent and of an amount in excess of 80,000,000 euros.

xix.                            The Company’s general policies and strategies, and in particular:

a)        Approve annual budgets and where applicable, the strategic plan.

b)        Approve and oversee dividend management policies and goals.

CONSOLIDATED MANAGEMENT REPORT

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

c)        Approve and monitor investment and financing policies.

d)        Define the Group company structure of which the Company is parent.

e)        Approve and supervise the Company/Group’s Corporate Governance policy.

f)        Approve and monitor corporate social responsibility policies.

g)        Approve Director remuneration for submission at the General Shareholders meeting.

h)        Approve the Company’s treasury share policies.

xx.                               Determine the Company’s tax strategy.

xxi.                            Performance evaluation of the Company’s executive directors.

xxii.                         Supervise the effective functioning of any Committees created as well as performance of delegated bodies, as well as any designated directors.

xxiii.                      Approval and follow-up, based on the Audit and Compliance Committee Report, risk management and control policy including those which are tax-related, as well as the supervision of internal information and control systems.

xxiv.                     Appointment and removal of directors reporting directly to the Board or any of its members, as well as establishment of basic contractual conditions, to include remuneration.

xxv.                        Approval at the proposal of the Audit and Compliance Committee, of the financial information that the Company must publish periodically.

xxvi.                     Approval of the creation or acquisition of ownership interests in special-purpose entities or companies domiciled in countries or territories considered to be tax havens and any transactions or operations of a similar nature which, due to the complexity thereof, may adversely affect the Company’s transparency.

xxvii.                  Authorization or removal of commitments assumed from loyalty in accordance with legally-established imperatives and exemptions.

xxviii.               Creation, organization, and supervision of an internal whistleblowing channel.

xxix.                     Any other matters which the Board of Directors Regulations deal with.

4.                                      When any duly-justified urgent situations arise, decisions may be made corresponding to matters covered in above sections i, xii, xv, xvi, xviii a), xviii b), xviii c), xviii d), xviii e), xviii f), xix, xxii, xxv, and xxiv by the Executive or Delegated Committee, which must be ratified during the first Board of Directors meeting held after the decision has been made.

CONSOLIDATED MANAGEMENT REPORT

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

5.                                      The Board of Directors must annually evaluate its functioning and that of its Committees, as well as propose action plans designed to correct any anomalies detected based on a previous analysis. The outcome of the evaluation will reflected in the minutes or included as an Appendix.

The faculties inherent to the Board of Directors, apart from any which may legally or statutorily be delegated are performed by the Executive Committee and the Joint and Several CEO, Mr. Paolo Vasile.

The Rules of Internal Conduct of Mediaset España Comunicación, S.A. and its Group of companies actions on the Securities Market are guided by Section 13, which sets forth the applicable regulations regarding treasury share transactions, as follows:

Article 13. - Regulations regarding treasury share transactions:

1.                                      1.For the purposes of these Regulations, treasury share transactions are considered those directly or indirectly carried out through any of the Group companies which have redemption value.

2.                                      The Group’s treasury share transactions will in no case will take place using Privileged Information, and must always have a legitimate purpose, such as to provide investors the sufficient liquidity to trade Company shares, execute own share repurchase agreements, or stabilization in accordance with prevailing legislation, meet legitimate previously-established commitments or any other admissible purposes outlined in applicable legislation and criteria published to this effect by the CNMV.

In no case with treasury share transactions be used to influence the free process of price formation for the Company’s shares, by generating deceptive signs regarding their contracting volume or liquidity.

3.                                      Treasury share management will be carried out with full transparency in relationships with supervisory and governing bodies. Treasury share transactions will be notified to the CNMV within the legally-established form, deadline, and requirements.

4.                                      The Mediaset Group’s Finance Director, as Head of Treasury Share management, should:

a)             Report to the Regulatory Compliance Manager (RCM) of any treasury share transactions to be carried out with sufficient notice, and at least 24 hours ahead of time;

b)             Keep the RCM regularly informed, or where requested, report on all treasury share transactions performed, maintain an updated file of all transactions with own shares;

c)              Provide regular information to the Audit Committee on risks assumed during treasury share transactions;

d)             Oversee the performance of the Company’s shares on the markets.

CONSOLIDATED MANAGEMENT REPORT

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

SIGNIFICANT AGREEMENTS THAT WOULD COME INTO FORCE, BE AMENDED OR EXPIRE IN THE EVENT OF A CHANGE OF CONTROL AT THE COMPANY

There are no significant agreements subject to a change in control at the Company.

AGREEMENTS BETWEEN THE COMPANY AND ITS DIRECTORS AND MANAGERS THAT PROVIDE FOR SPECIAL INDEMNITIES

1 - Executive director

Compensation:

a)   Voluntary departure: annual payment: fixed annual salary+ annual bonus/13.5, with total compensation the sum of years employed.

b)   Lawful or unlawful dismissal: legal indemnity + indemnity in point a)

Where any changes are made to the Company’s current direct/indirect ownership/control, and in cases of unfair, collective, dismissal, or removal by the CEO due to any of the causes set forth in Articles 39, 40, 41, and 50 of the Workers’ Statute: two gross annual salary payments.

2.- Executive director:

Where any changes are made to the Company’s current direct/indirect ownership/control, and in cases of unfair, collective, dismissal, or removal by the CEO due to any of the causes set forth in Articles 39, 40, 41, and 50 of the Workers’ Statute: two gross annual salary payments.

3 - General Director:

Termination of contract by the Company (except in case of just cause):

(Replacing the legal compensation applicable, unless such compensation is higher)

Termination from 04/24/02 to 12/31/07: 24 months of salary

Termination from 2008 to 2011: 18 months of salary

Termination after 2011: 12 months of salary

Where any changes are made to the Company’s current direct/indirect ownership/control, and in cases of unfair, collective, dismissal, or removal by the CEO due to any of the causes set forth in Articles 39, 40, 41, and 50 of the Workers’ Statute: two gross annual salary payments.

4.- General Director

Where any changes are made to the Company’s current direct/indirect ownership/control, and in cases of unfair, collective, dismissal, or removal by the CEO due to any of the causes set forth in Articles 39, 40, 41, and 50 of the Workers’ Statute: two gross annual salary payments.

CONSOLIDATED MANAGEMENT REPORT

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS)

5.- Division Director:

Termination of the contract at the Company’s request (unless referring to lawful dismissal):

Indemnity comprising an annual fixed gross salary plus any legally-stipulated amounts.

6.- Division Director

Termination of the contract for reasons attributable to the company or suspension, modification or limitation of its duties will perceive the largest amount of the following options:

A)  Compensation starting from 1,020,000 euros, decreasing monthly by 34,000 euros over the following 30 months from the signing of the termination (01/30/2006) until it reaches 0.

B)  Compensation equal to 12 months of current salary.

7.- Dir. Director

Start date: October 10, 2009:

A)  During the first 3 years: 12 months of fixed salary (legal compensation excluded)

B)  From the 4th to the 6th year: 9 months of fixed salary (legal compensation excluded)

C)  From the 7th to the 9th year: 6 months of fixed salary (legal compensation excluded)

D)  From the 10th year: legal compensation.

8.- Dir. Director

Where the Company terminates the contract, and unless it is deemed lawful: indemnity of one hundred and thousand euros gross (120,000.00 euros), including legal dismissal amounts. Should the legally-established indemnity be higher than the agreed-upon amount, it will be the only amount payable.

9.- Area Director

During the first 3 years: 12 months of fixed salary (legal compensation included)

• From the 4th year and after: 6 months of fixed salary (legal compensation included).

ANNUAL CORPORATE GOVERNANCE REPORT

Annual Corporate Governance Report 2016 (download pdf)

Ctra. Fuencarral a Alcobendas, 4

28049 Madrid
TeI.:91 396 63 00
www.mediaset.es

Ernst & Young, S.L. Torre Picasso Plaza Pablo Ruiz Picasso, 1 28020 Madrid España	Tel: 915 727 200 Fax: 915 727 238 ey.com

Translation of a report and consolidated financial statements originally issued in Spanish. In the event of discrepancy, the Spanish-language version prevails (See Note 27)

INDEPENDENT AUDIT REPORT ON THE CONSOLIDATED FINANCIAL STATEMENTS

To the Shareholders of MEDIASET ESPAÑA COMUNICACIÓN, S.A.:

Report on the consolidated financial statements

We have audited the accompanying consolidated financial statements of MEDIASET ESPAÑA COMUNICACIÓN, S.A. (the parent company) and its subsidiaries (the Group), which comprise consolidated statement of financial position at December 31, 2016, the consolidated separate income statement, the consolidated statement of comprehensive income, the consolidated statement of changes in equity, the consolidated statement of cash flow, and the notes thereto for the year then ended.

Directors’ responsibility for the consolidated financial statements

The directors of the parent company are responsible for the preparation of the accompanying consolidated financial statements so that they give a true and fair view of the consolidated equity and consolidated financial position and the consolidated results of MEDIASET ESPAÑA COMUNICACIÓN, S.A. and its subsidiaries, in accordance with International Financial Reporting Standards (IFRS), as adopted by the European Union, and other provisions in the regulatory framework applicable to the Group in Spain, and for such internal control as they determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on the accompanying consolidated financial statements based on our audit. We conducted our audit in accordance with prevailing audit regulations in Spain. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the preparation of consolidated financial statements by the directors of the parent company in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Domicilio Social: Pl. Pablo Ruiz Picasso, 1. 28020 Madrid - Inscrita en el Registro Mercantil de Madrid al Tomo 12749, Libra 0, Folio 215, Sección 8, Hoja M-23123, Inscripción 116. C.I.F. B-78970506.  A member firm of Ernst & Young Global Limited.

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Opinion

In our opinion, the accompanying consolidated financial statements give a true and fair view, in all material respects, of the consolidated equity and consolidated financial position of MEDIASET ESPAÑA COMUNICACIÓN, S.A. and its subsidiaries at December 31, 2016, and its consolidated results and consolidated cash flow for the year then ended, in accordance with IFRS, as adopted by the EU, and other provisions in the regulatory framework for financial information applicable in Spain.

Report on other legal and regulatory requirements

The accompanying consolidated 2016 management report contains such explanations as the directors of the parent company consider appropriate concerning the situation of the Group, the evolution of its business and other matters; however, it is not an integral part of the consolidated financial statements. We have checked that the accounting information included in the aforementioned consolidated management report agrees with the 2016 consolidated financial statements. Our work as auditors is limited to verifying the consolidated management report in accordance with the scope mentioned in this paragraph, and does not include the review of information other than that obtained from the accounting records of MEDIASET ESPAÑA COMUNICACIÓN, S.A. and its subsidiaries.

ERNST & YOUNG, S.L.

(Signed on the original in Spanish)

Carlos Hidalgo Andrés

February 23, 2017

A member firm of Ernst & Young Global Limited.

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